As filed with the Securities and Exchange Commission on January 27, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUSGLOBAL ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Ontario*	4953	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Gerald Hamaliuk
Chief Executive Officer
200 Davenport Road
Toronto, ON M5R 1J2

Telephone: (416) 223-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald Hamaliuk
Chief Executive Officer
200 Davenport Road
Toronto, ON M5R 1J2
Telephone: (416) 223-8500
Fax: (416) 223-8507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas A. Rose, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway New York,
New York 10006
(212) 930-9700
(212) 930-9725 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)       [   ]
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)       [   ]

Calculation of Registration Fee

		Proposed	Proposed
	Amount	maximum	maximum
Title of each class of	to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per unit(2)	offering price	registration fee
Common Stock, par value $0.1 per share	31,759,346	NA	1,587,967.30 (2)	160

*	This registration statement is being filed in connection with domestication under Section 388 of the General Corporation Law of the State of Delaware and a continuance under the Business Corporations Act (Ontario), pursuant to which the Registrant’s jurisdiction of incorporation will be changed from Ontario to the State of Delaware.

(1)	The shares to be registered consist of 31,759,346 shares of common stock issuable upon the domestication in exchange of the Registrant’s common shares.

(2)

The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the book value of $.05 per share of the registrant’s common stock pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                         , 2016

PROSPECTUS

SUSGLOBAL ENERGY CORP.

Shares of Common Stock

DOMESTICATION IN DELAWARE

We were formed by articles of amalgamation on December 2, 2014 (originally incorporated on October 7, 2014), in the province of Ontario, Canada and our executive office is in Toronto, Ontario, Canada. SusGlobal Energy Corp. (“Old SusGlobal”), a company in the start-up stages, and Commandcredit Corp. (“Commandcredit”), an inactive Canadian public shell company that was formed in Ontario, Canada on June 19, 2000, amalgamated to continue business under the name of SusGlobal Energy Corp. (sometimes referred to in this prospectus as “SusGlobal Energy Canada”) The amalgamation has been accounted for as a capital transaction. On December 2, 2014, at annual and special meetings of the shareholders of each of Commandcredit and Old SusGlobal, the amalgamation of Old SusGlobal and Commandcredit was approved. The amalgamation involved issuances of shares of the amalgamated company on a one for one basis to the shareholders of the existing companies resulting in the shareholders of Commandcredit owning 96.40% of the amalgamated company and the shareholders of Old SusGlobal owing the remaining 3.60% of the amalgamated company.

This prospectus relates to our intent to change of our jurisdiction of incorporation by discontinuing from Ontario, Canada and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). On September 17, 2015, the shareholders of SusGlobal Energy Canada by special resolution approved SusGlobal Energy Canada’s application to continue from Ontario to Delaware. We will effect the Domestication under Section 388 of the Delaware General Corporation Law (the “DGCL”) and by filing an Application for Authorization to Continue in another Jurisdiction with the Ministry of Government Services in Ontario and a certificate of corporate domestication and certificate of incorporation with the Secretary of State of the State of Delaware under which we will be domesticated and continue as a Delaware corporation (we sometimes refer to the domesticated Delaware entity as “SusGlobal Energy Delaware”). We anticipate that the Domestication will become effective shortly after the effectiveness of the registration statement of which this prospectus forms a part (we refer to this as the “Effective Time”).

Upon the filing of the Certificate of Domestication, each of our currently issued and outstanding common shares will automatically be converted on a one-for-one basis into shares of SusGlobal Energy Delaware’s common stock. SusGlobal Energy Corp. a Delaware corporation is sometimes referred to herein as “SusGlobal Energy Delaware”

We intend to seek to have our shares of common stock quoted on a market; however, there cannot be any assurance that our shares will be eligible for quotation.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will not be filed with the Ontario Ministry of Government Services or any other Canadian or Ontario governmental agency. No Canadian governmental agency accepts any responsibility for SusGlobal Energy Canada’s financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Prospectus dated January , 2016

No person has been authorized to give any information or make any representation concerning us or the Domestication (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

Terms Used in This Prospectus

Unless the context otherwise requires, in this prospectus, the terms “the Company,” “SusGlobal Energy” “we,” “us” and “our” refer to SusGlobal Energy Corp. as it currently exists under Ontario law and will continue under Delaware law after the Domestication and the terms “SusGlobal Energy Canada” and SusGlobal Energy Delaware” refer to the Company prior to and after the Domestication, respectively.

Industry and Market Data

We obtained the industry, market and competitive position data described or referred to throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. While we believe our internal company estimates and research are reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

Summary

This summary provides an overview of selected information regarding our operations. This is only a summary, it may not contain all of the information that may be important to you in understanding the Domestication. You should carefully read this entire prospectus, including the section entitled “Risk Factors.” See the section of this prospectus entitled “Where You Can Find More Information.”

Our Business

SusGlobal Energy Corp. (“SusGlobal Energy Canada”) was formed by articles of amalgamation on December 2, 2014 (originally incorporated on October 7, 2014), in the province of Ontario, Canada and our executive office is in Toronto, Ontario, Canada. SusGlobal Energy Corp., a company in the startup stages and Commandcredit Corp. (“Commandcredit”), an inactive Canadian public shell company, amalgamated to form and continue business under the name of SusGlobal Energy Corp. We are a renewable energy company focused on acquiring, developing and monetizing a global portfolio of proprietary technologies in the waste to energy application.

With the growing amount of organic wastes being produced by society as a whole, a solution for sustainable global management of these wastes must be achieved. We believe renewable energy is the energy of the future. Sources of this type of energy are more evenly distributed over the earth’s surface than finite energy sources, making it an attractive alternative to petroleum based energy. Biomass, one of the renewable resources, is derived from organic material such as forestry, food, plant and animal residuals. SusGlobal Energy Canada can therefore help turn what many consider waste into precious energy. We expect that our portfolio will be comprised of three distinct types of technologies: (a) Process Source Separated Organics (“SSO”) in anaerobic digestors to divert from landfills and recover biogas. This biogas can be converted to gaseous fuel for industrial processes, electricity to the grid or cleaned for compressed renewable gas; (b) Increasing the capacity of existing infrastructure (anaerobic digestors) to allow processing of SSO to increase biogas yield and (c) Utilize recycled plastics to produce liquid fuels.

The convertibility of organic material into valuable end products such as biogas, liquid biofuels and compost shows the utility of renewable energy. These products can be converted into electricity and fuels and marketed to agricultural operations that are looking for an increase in crop yields, soil amendment and environmentally-sound practices. This practice also diverts these materials from landfills and reduces greenhouse gas emissions that result from landfilling organic wastes.

We can provide peace of mind that the full lifecycle of organic material is achieved, global benefits are realized and stewardship for total sustainability is upheld.

We can provide a full range of services for handling organic residuals in a period where innovation and sustainability are paramount. From start to finish we offer in-depth knowledge, a wealth of experience and cutting-edge technology in the handling of organic waste.

Corporate Information

Our principal executive offices are located at 200 Davenport Road, Toronto, Ontario M5R 1J2 Canada and our telephone number is (416) 223-8500.

Our Status as an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Certain specified reduced reporting and other regulatory requirements are available to public companies that are emerging growth companies. These provisions include:

•	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements; and

•	reduced disclosure about our executive compensation arrangements.

We have elected to take advantage of the exemption from the adoption of new or revised financial accounting standards until they would apply to private companies.

We will continue to be an emerging growth company until the earliest of:

•

the last day of our fiscal year in which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $1,000,000) or more;

•

the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended;

•	the date on which we have, during the prior three-year period, issued more than $1,000,000,000 in non-convertible debt; or

•

the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our common stock that is held by non-affiliates (or public float) exceeds $700 million as of the last day of our second fiscal quarter in our prior fiscal year.

We are also a “smaller reporting company,” as defined under SEC Regulation S-K. As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in our prior fiscal year.

The Domestication

We intend to change our jurisdiction from Ontario to the State of Delaware. This prospectus relates to the change of our jurisdiction of incorporation from Ontario, Canada to and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

On September 17, 2015, the Board of Directors of SusGlobal Energy Canada approved SusGlobal Energy Canada’s changing its domicile from Ontario to Delaware by means of domestication under Section 388 of the Delaware General Corporation Law (the “DGCL”) and we refer to this change as the “Domestication”. On September 17, 2015, the shareholders of SusGlobal Energy Canada by special resolution approved the application for a continuance and authorized the Domestication. We will effect the Domestication by filing with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation of SusGlobal Energy Delaware and by filing an Application for Authorization to continue in another Jurisdiction with the Ministry of Government Services in Ontario. We anticipate that the Domestication will become effective shortly after the effectiveness of the registration statement of which this prospectus forms a part (we refer to this as the “Effective Time”). See “Description of Capital Stock; Comparison of Rights”. We have not received approval of a plan of arrangement in Ontario and no plan of arrangement is contemplated.

Comparison of Rights

The rights of SusGlobal Ontario’s shareholders are currently governed by the laws of Ontario, SusGlobal’s Articles of Incorporation and bylaws. As a result of the Effective Time, the shareholders of SusGlobal Ontario holding common shares will automatically receive shares of common stock of SusGlobal Delaware. Accordingly, after the Domestication, the rights of holders of common stock will be governed by Delaware law and SusGlobal Delaware’s certificate of incorporation and bylaws.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware
Authorized Capital	An unlimited number of common shares without par value.	150,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share, of which shares of none have been designated.

Preferred (Preference) Shares

As permitted (but not required) by Delaware law, the SusGlobal Energy Delaware certificate of incorporation empowers the Board of Directors to, by resolution, create and issue one or more series of preferred stock and, with respect to such series, determine the number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications and limitations thereof. No series of preferred stock has been designated.

Amendments to Organizational Documents (i.e., Articles of Incorporation, bylaws, Memorandum and Articles of Association)

Under the OBCA, substantive changes to the constating documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the alteration and, where certain specified rights of the holders of a class of shares are affected differently by the alteration than the rights of the holders of other classes of shares, a resolution passed by not less than two-thirds of the votes cast by the holders of all of the shares of a corporation, whether or not they carry the right to vote, and a special resolution of each such class, or series, as the case may be, even if such class or series is not otherwise entitled to vote.

Pursuant to Delaware law, amendments to the certificate of incorporation must be approved by the Board of Directors and by the holders of at least a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by the holders of at least a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series.

Unless the articles, bylaws or a unanimous shareholder agreement provides otherwise, the directors may, by resolution, make, amend or repeal a bylaw. Such bylaw, amendment or repeal must be submitted to shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

Voting Rights	Common shares: one share, one vote on each matter that comes before holders of common shares	Common stock: one share, one vote on all matters before the holders of the common stock.

As permitted by the Company’s Certificate of Incorporation, the Company’s board may designate one or more series of preferred stock which may have voting rights as assigned to them by the Board of Directors.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

.

SusGlobal Energy Delaware bylaws provide that directors elected by a plurality of the votes cast and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast.

Redemption of Equity; Treasury Shares

Under the OBCA, subject to a corporation’s articles, a corporation may purchase any of its issued shares provided that, subject to certain exceptions, there are no reasonable grounds for believing that (i) the corporation is or, after the payment, would be unable to pay its liabilities as they become due or (ii) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of (a) its liabilities and (b) its stated capital of all classes.

Pursuant to Delaware law, shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the acquisition. Pursuant to Delaware law, the company may hold or sell treasury shares.

Under the OBCA, a corporation may, subject to the corporation’s articles, purchase or redeem any of its issued redeemable shares if there are no reasonable grounds for believing that (i) the corporation is or, after the payment, would be unable to pay its liabilities as they become due or (ii) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of its liabilities and the amount that would be required to pay the holders of shares that have a right to be paid, on a redemption or liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent such amount is not included in the corporation’s liabilities.

Stockholder/Shareholder Written Consent

The OBCA provides that, subject to certain limited exceptions, a resolution in writing signed by all shareholders (or their attorney authorized in writing) entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders.

SusGlobal Energy Delaware’s bylaws permit any action required or permitted to be taken at any annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware., its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recoded.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

Meeting of Stockholder/Shareholder—Notice

Under the OBCA, notice of the time and place of a meeting of shareholders of an offering corporation must be sent to each shareholder entitled to vote at the meeting not less than 21 days and not more than 50 days before the meeting.

As required by Delaware law, the SusGlobal Energy Delaware bylaws require not less than 10 days’ or more than 60 days’ notice, unless the DGCL provides for a different period.

Meeting of Stockholder/Shareholders—Call of Meeting

Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders within 15 months of the previous annual meeting of shareholders and may at any time call a special meeting of shareholders.

The SusGlobal Energy Delaware bylaws provide that (i) annual meetings shall be called by the Board of Directors and (ii) special meetings may be called only by the Board of Directors or the chief executive officer.

The OBCA also permits the holders of not less than 5% of the issued shares that carry the right to vote at a meeting sought to be held to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. If the directors do not call a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Meeting of Stockholders/Shareholders—Quorum

Under the OBCA, and subject to a corporation’s bylaws, the holders of a majority of shares entitled to vote at a meeting of shareholders, whether present in person or by proxy, constitute a quorum for the meeting.

Pursuant to Delaware law, the certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting.

Under the SusGlobal Energy Delaware bylaws, quorum is a majority of t all shares of the Company’s stock entitled to vote at the meeting, unless or except to the extent that the presence of a larger number may be required by law.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

Meeting of Stockholders/Shareholders—Record Date	Under the OBCA, the record date for meetings of shareholders is set by the board of directors and may not be more than 60 day or less than 30 days prior to the date on which the meeting is to be held.

Pursuant to Delaware law, the record date for meetings of stockholders is (i) as fixed by the Board of Directors, but may not be more than 60 days nor less than 10 days before the date of such meeting of stockholders and (ii) if not fixed by the Board of Directors, the day before notice of meeting is given.

Directors—Election/Appointment	Under the OBCA, the directors of a corporation are to be elected at each annual meeting of shareholders at which an election of directors is required.	Pursuant to Delaware law, directors are elected annually by the stockholders entitled to vote, including the holders of common stock.

Where the articles of a corporation provide for cumulative voting, each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes in favor of one candidate or distribute them among the candidates in any manner.

Directors—Term

Under the OBCA, unless expressly elected for a stated term, each director ceases to hold office at the close of the first annual meeting of shareholders following his or her election; a director must cease to hold office not later than the close of the third annual meeting of shareholders following his or her election.

Pursuant to Delaware law, directors serve for annual terms.

If a director is appointed or elected to fill a vacancy, that director holds office for the unexpired term of the director’s predecessor.

Directors—Removal	Under the OBCA, subject to certain conditions, the shareholders may, by ordinary resolution at an annual or special meeting of shareholders, remove any director or directors from office.	Pursuant to Delaware law, directors may be removed by the stockholders with or without cause.

Directors—Vacancy	Subject to certain exceptions and the articles of the corporation, a quorum of directors may fill a vacancy among the directors.

Subject to certain exceptions and the articles of the corporation, where shareholders of a class or series of  shares have an exclusive right to elect one or more directors and there is a vacancy among those directors,  the remaining directors elected by  that class or series may fill the vacancy, and where there are no such remaining directors, and holder of that series or class of shares may  call a meeting for the purposes of   filling the vacancy.

Under SusGlobal Energy Delaware’s certificate of incorporation and bylaws, vacancies and newly created directorships may be filled by majority of remaining directors although less than a quorum.

Directors—Number	Under the OBCA, an offering corporation must have at least three directors, at least one-third of whom must not be officers or employees of the corporation or its affiliates.	As determined by Board of Directors, but not less than one, as provided in the SusGlobal Energy Delaware bylaws. Under Delaware law, the number of directors may be fixed by the amendment to the bylaws or certificate of incorporation and if fixed by the certificate of incorporation, the number may be changed only by amendment to the certificate of incorporation.
Directors—Residency	Under the OBCA, at least 25% of the directors of a corporation that is not a “non-resident corporation” must be resident Canadians, and where such a corporation has fewer than four directors, at least one must be a resident Canadian

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

Directors—Quorum and Vote Requirements

Under the OBCA, subject to the articles and bylaws of a corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes quorum for a meeting of directors. In no case may quorum be less than two-fifths of the number of directors or minimum number of directors, and if a corporation has fewer than three directors, then all directors must be present to constitute a quorum

As permitted by Delaware law, the SusGlobal Energy Delaware bylaws provide that, a majority of the entire Board of Directors shall constitute a quorum (rather than the one-third of the directors permitted by Delaware law). Pursuant to Delaware law, the affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the Board of Directors.

Directors—Managing Director

Under the OBCA, subject to the articles or bylaws of a corporation, the directors may appoint from among the directors a managing director or a committee of directors and delegate to such managing director or committee, subject to certain exceptions, the powers of the board of directors

Not applicable.

Director—Alternates	Under the OBCA, directors may not act by proxy.		Under Delaware law, directors may not act by proxy.

Directors and Officers—Fiduciary	Under the OBCA:		Under Delaware law:

Duties	•	directors and officers are required to act honestly and in good faith with a view to the best interests of the corporation and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances	•	Directors and officers must act in good faith, with due care, and in the best interest of the corporation and all of its stockholders.
			•	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

	•	a director or officer is required to disclose any conflict of interest in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest
•

Decisions made by  directors and officers on  an informed basis, in good  faith and in the honest  belief that the action was  taken in the best interest of  the corporation and its  stockholders will be  protected by the “business  judgment rule.”

	•	Subject to certain exceptions, a director who has a conflict of interest shall not attend any part of a meeting of directors during which the relevant contract or transaction giving rise to the conflict of interest is discussed and shall not vote on any resolution to approve the contract or transaction.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

Director—Indemnification; Indemnification Insurance	The OBCA permits a corporation to indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or in a similar capacity, provided that (i) the individual acted honestly and in good faith with a view to the best interests of the corporation, and (ii) in the context of criminal or administrative action involving a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.	A summary of indemnification of officers and directors under the DGCL and the SusGlobal Energy Delaware Documents is discussed below following this table of comparison. Pursuant to Delaware law, a company may purchase insurance in relation to any person who is or was a director or officer of the corporation.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

Sale of Assets	Under the OBCA, the sale of all or substantially all of the property of the corporation requires the approval of two-thirds of the votes cast at a meeting of shareholders and of two- thirds of the votes cast by holders of shares of each class or series entitled to vote separately thereon.	Pursuant to Delaware law, the sale of all or substantially all the assets of the company requires approval by the Board of Directors and stockholders holding at least a majority of the outstanding shares entitled to vote thereon.

Compulsory Acquisition	Under the OBCA, subject to satisfying certain requirements, an offering corporation may, within 120 days of a take-over bid or issuer bid that was accepted by not less than 90% of the securities of any class of securities to which the bid related (other than securities held at the date of the bid by the offeror or an affiliate or associate of the offeror), acquire the securities held by those security holders who did not accept the take-over bid or issuer bid.	Under DGCL Section 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Secretary of State of the State of Delaware a certificate of such ownership and merger setting forth a copy of the resolution of its Board of Directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority stockholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in Section 262 of the DGCL.

Dissolution/Winding Up	Under the OBCA, the liquidation or dissolution of the corporation requires the approval of, subject to any applicable court order, two- thirds of the votes cast at a meeting of shareholders and of two-thirds of the votes cast by holders of shares of each class or series entitled to vote separately thereon.	Under the DGCL, the dissolution of a corporation requires either (1) the approval of the Board of Directors and at least a majority of the outstanding stock entitled tovote thereon or (2) the approval of all of the stockholders entitled to vote thereon.

Provision	SusGlobal Energy Canada		SusGlobal Energy Delaware

Dissenters’/Appraisal Rights	The OBCA provides that shareholders who dissent from certain actions being taken by a corporation may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where a corporation proposes to:		Under the DGCL, a stockholder may dissent and obtain fair value of shares in connection with certain corporate actions. A summary of the material portions of those provisions is reproduced below following this table of comparison.
	•	alter its articles to alter restrictions on the powers of the corporation or on the business it is permitted to carry on;
	•	approve an amalgamation with another corporation;
	•	approve an arrangement, the terms of which arrangement permit dissent;
	•	sell, lease or otherwise dispose of all or substantially all of the corporation’s property;
	•	authorize the continuation of the company into a jurisdiction other than Ontario.

Stockholders’/Shareholders’ Derivative Actions	Under the OBCA, shareholders, former shareholders, directors, former directors, officers or former officers or a corporation or any of its affiliates, or any other person who, in the court’s discretion, is an appropriate person to make an application to court to bring a derivative action may bring a derivative action. In addition, the OBCA permits derivative actions tobe commenced in the name and on behalf of a company or any of	Pursuant to Delaware law, in any derivative sut instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Pursuant to Delaware law, the complaint shall set forth withparticularity the efforts of the plaintiff to obtain action by the Board of Directors (“demand refusal”) or the reasons for notmaking such effort (“demandexcusal”).

Such action shall not be dismissed or compromised without the approval of the court.

In general, the stockholders maintain stock ownership through the pendency of the derivative suit.

Oppression Remedy	Under the OBCA, a shareholder, former shareholder, director, former director, officer or former officer of a corporation or any of its affiliates, or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy, and in the case of an offering corporation, the Ontario Securities Commission, may apply to a court for an order to rectify the matters complained of where in respect of a corporation or any of its affiliates, any act or omission of a corporation or its affiliates effects a result, the business or affairs of a corporation or its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to, or that unfairly disregards the interest of, any security holder, creditor, director or officer.

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

Anti-Takeover Provisions	The OBCA does not contain specific provisions.	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

• the business combination or
the transaction which
caused the person or entity
to become an interested
stockholder is approved by
the Board of Directors
prior to the business
combination or the
transaction;

• upon the completion of the
transaction in which the
person or entity becomes
an interested stockholder,
the interested stockholder
holds at least 85% of the
voting stock of the
corporation not including
(a) shares held by officers
and directors and (b)
shares held by employee
benefit plans under certain
circumstances; or

124

Provision	SusGlobal Energy Canada	SusGlobal Energy Delaware

• at or after the person or
entity becomes an
interested stockholder, the
business combination is
approved by the Board of
Directors and holders of at
least 66 2/3% of the
outstanding voting stock,
excluding shares held by
the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. SusGlobal Energy Delaware has not made such an election.

Risk Factors

An investment in our common stock will involve risks. Please review the section entitled “Risk Factors”, on page 14.

Risk Factors

Any investment in our securities involves a high degree of risk, including the risks described below. Our business, financial condition and results of operations could suffer as a result of these risks, and the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Information Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our business and results of operations could be adversely affected if we fail to protect our intellectual property rights.

Our success depends to a significant degree upon our ability to protect and preserve our intellectual property rights and the rights to our proprietary processes, methods, compounds and other technology. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or in our having to pay other companies for infringing on their intellectual property rights. We rely on confidentiality agreements and patent, trade secret, trademark and copyright law as well as judicial enforcement of all of the foregoing to protect such technologies and intellectual property rights. In addition, some of our technologies are not covered by any patent or patent application.

We may be unable to prevent third parties from using our intellectual property and other proprietary information without our authorization or from independently developing intellectual property and other proprietary information that is similar to ours, particularly in countries where the laws do not protect our proprietary rights to the same degree as in the United States. The use of our intellectual property and other proprietary information by others could reduce or eliminate any competitive advantages we have developed, cause us to lose sales or otherwise harm our business. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

We may experience claims that our products infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We seek to improve our business processes and develop new products and applications. Many of our competitors have a substantial amount of intellectual property that we must continually monitor to avoid infringement. We cannot guarantee that we will not experience claims that our processes and products infringe issued patents (whether present or future) or other intellectual property rights belonging to others. If we are sued for infringement and lose, we could be required to pay substantial damages or be enjoined from using or selling the infringing products or technology. Further, intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management’s attention from operating our business.

Our relationship with our employees could deteriorate, and certain key employees could leave the Company, which could adversely affect our business and our results of operations.

Our business involves complex operations and therefore demands a management team and employee workforce that is knowledgeable and expert in many areas necessary for our operations. We rely on our ability to attract and retain skilled employees, including our specialized research and development and sales and service personnel, to maintain our efficient production. The departure of a significant number of our highly skilled employees or of one or more employees who hold key regional management positions could have an adverse impact on our operations, including as a result of customers choosing to follow a regional manager to one of our competitors.

We face intense competition, and our failure to compete successfully may have an adverse effect on our net sales, gross profit and financial condition.

Our industry is highly competitive. Many of our competitors may have greater financial, technical and marketing resources than we do and may be able to devote greater resources to promoting and selling certain products, and our competitors may therefore have greater financial, technical and marketing resources available to them than we do.

If we do not compete successfully by developing and deploying new cost effective products, processes and technologies on a timely basis and by adapting to changes in our industry and the global economy, our net sales, gross profit and financial condition could be adversely affected.

Failure to comply with the Foreign Corrupt Practices Act, or FCPA, and other similar anti-corruption laws, could subject us to penalties and damage our reputation.

We are subject to the FCPA, which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain certain policies and procedures. Certain of the jurisdictions in which we conduct business are at a heightened risk for corruption, extortion, bribery, pay-offs, theft and other fraudulent practices. Under the FCPA, U.S. companies may be held liable for actions taken by their strategic or local partners or representatives. If we, or our intermediaries, fail to comply with the requirements of the FCPA, or similar laws of other countries, governmental authorities in the United States or elsewhere, as applicable, could seek to impose civil and/or criminal penalties, which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.

We are not insured against all potential risks.

To the extent available, we maintain insurance coverage that we believe is customary in our industry. Such insurance does not, however, provide coverage for all liabilities, including certain hazards incidental to our business, and we cannot assure you that our insurance coverage will be adequate to cover claims that may arise or that we will be able to maintain adequate insurance at rates we consider reasonable.

We may not be able to consummate future acquisitions or successfully integrate acquisitions into our business, which could result in unanticipated expenses and losses.

Part of our strategy is to grow through acquisitions. Consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in unanticipated expenses and losses. Furthermore, we may not be able to realize any of the anticipated benefits from the acquisitions.

In connection with potential future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with acquisitions include:

•	unexpected losses of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel;

•	negotiating with labor unions; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of businesses we may acquire. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our financial condition or results of operations.

Business disruptions could seriously harm our net sales and increase our costs and expenses.

Our worldwide operations could be subject to extraordinary events, including natural disasters, political disruptions, terrorist attacks, acts of war and other business disruptions, which could seriously harm our net sales and increase our costs and expenses. These blackouts, floods and storms could cause disruptions to our operations or the operations of our suppliers, distributors, resellers or customers. Similar losses and interruptions could also be caused by earthquakes, telecommunications failures, water shortages, tsunamis, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters for which we are predominantly self-insured.

Risks Relating to Our Common Stock

There is currently no public trading market for our common stock and an active trading market for our common stock may not develop.

There is currently no public or other market for shares of our common stock. Although we intend to seek listing on a market, we may never become listed on a market or exchange and a liquid trading market for our common stock may not develop.

Even if following the Domestication our common stock becomes listed on a market, we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the market or how liquid that market might become. An active public market for our common stock may not develop or be sustained. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

We have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

After the Domestication under the certificate of incorporation of SusGlobal Energy Delaware, our Board of Directors will be authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to determine number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of our outstanding common stock. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects.

We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley Act of 2002.

Pursuant to Sarbanes-Oxley Act of 2002, our management will be required to report on, and our independent registered public accounting firm may in the future be required to attest to, the effectiveness of our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States of America, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

If our internal controls and accounting processes are insufficient, we may not detect in a timely manner misstatements that could occur in our financial statements in amounts that could be material.

As a public company, we will have to devote substantial efforts to the reporting obligations and internal controls required of a public company, which will result in substantial costs. A failure to properly meet these obligations could cause investors to lose confidence in us and have a negative impact on the market price of our shares. We expect to devote significant resources to the documentation, testing and continued improvement of our operational and financial systems for the foreseeable future. These improvements and efforts with respect to our accounting processes that we will need to continue to make may not be sufficient to ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required, new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations in the United States or result in misstatements in our financial statements in amounts that could be material. Insufficient internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares and may expose us to litigation risk.

As a public company, we will be required to document and test our internal control procedures to satisfy the requirements of Section 404 of Sarbanes-Oxley, which requires annual management assessments of the effectiveness of our internal control over financial reporting. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal control over financial reporting, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to some other public companies.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of this offering;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non- convertible debt; or

•	the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws.

For so long as we remain an “emerging growth company”, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes- Oxley Act of 2002;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•

submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act and instead may provide a reduced level of disclosure concerning executive compensation.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period, which allows us to delay the adoption of new or revised accounting standards until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to public companies that comply with new or revised accounting standards.

Because of these exemptions, some investors may find our common stock less attractive, which may result in a less active trading market for our common stock, and our stock price may be more volatile.

Information Regarding Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to

•	our ability to raise funds for general corporate purposes and operations, including our clinical trials;

•	our ability to recruit qualified management and technical personnel;

•	our ability to complete successfully within our industry;

•	fluctuations in foreign currency exchange rates;

•	our ability to maintain and enhance our technological capabilities and to respond effectively to technological changes in our industry; and

•	our ability to protect our intellectual property, on which our business avoiding infringing the intellectual property rights of others;

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015.

Unaudited
Cash	-
Term deposit	$74,930
Total Cash and Deposit	$74,930
Debt:
Bank indebtedness	$86,810
Loan payable	74,930
Total Debt	$161,740

Stockholders' Deficiency:
Common stock	$1,548,334
Accumulated deficit	(1,771,755)
Comprehensive income	8,286
Total Stockholders' Deficiency	$(215,135)
Total
Capitalization	$(53,395)

You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited financial statements and related notes included elsewhere in this prospectus.

Market Prices and Dividend Information

Our common stock is not listed or quoted on any exchange.

The Domestication

General

We will effect the Domestication by filing with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation of SusGlobal Energy Delaware and by an Application for Authorization to Continue in another Jurisdiction with the Ministry of Government Services in Ontario. On September 17, 2015 the directors of SusGlobal Energy Canada approved subject to the required approval of the shareholders of SusGlobal Energy Canada and on September 17, 2015, the shareholders of SusGlobal Energy Canada by special resolution approved the application for a continuance and authorized the Domestication. We anticipate that the Domestication will become effective shortly after the effectiveness of the registration statement of which this prospectus forms a part (we refer to this as the “Effective Time”). In connection with the Domestication, SusGlobal Energy Delaware’s Board of Directors will adopt new bylaws, which together with the new certificate of incorporation filed with the Secretary of State of the State of Delaware, will be the organizational documents of SusGlobal Energy Delaware from and after the Domestication.

Background and Reasons for the Domestication

Our Board of Directors believes that the Domestication will, among other things:

•	provide legal, administrative and other similar efficiencies;

•

relocate our jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and

•

provide a more favorable corporate environment which will help us compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled, experienced personnel.

For many years, Delaware has been a leader in adopting, implementing and interpreting comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations.

Effects of the Domestication

Ontario law permits an Ontario company to discontinue from Ontario and continue in an appointed jurisdiction (which includes Delaware) as if it had been incorporated under the laws of that other jurisdiction. On September 17, 2015, our shareholders by special resolution approved the Domestication and as a result we are not asking for your vote or soliciting proxies with respect to the Domestication. Shareholders of SusGlobal Energy Canada were entitled to dissent in respect of the resolution authorizing the continuance from Ontario to Delaware and to be paid the fair value of their shares in connection therewith. In order to properly dissent and be entitled to the fair value of their shares (unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent), a shareholder is required by the OBCA to send to corporation, a written objection to the resolution at or before the meeting at which the resolution is to be voted on. SusGlobal Energy Canada did not receive any such written objection to the resolution authorizing the continuance at or prior to the meeting of shareholders held September 17, 2015 at which shareholders voted on the resolution authorizing the continuance. SusGlobal Energy Canada has received the consent of the Ontario Ministry of Finance for the continuance and intends to apply to the Director under the OBCA for the Director’s authorization of the continuance.

Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by filing in Delaware a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication has been approved as provided in the organizational documents of the non-U.S. entity or applicable non-Delaware law, as appropriate. Section 388 of the DGCL provides that prior to the filing of a certificate of corporate domestication with the Secretary of State of the State of Delaware, the domestication and the certificate of incorporation to be filed with the Secretary of State of the State of Delaware must be approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the non-U.S. entity and the conduct of its business or by applicable non-Delaware law, as appropriate. Section 388 of the DGCL does not provide any other approval requirements for a domestication. The DGCL does not provide stockholders with statutory rights of appraisal in connection with a domestication under Section 388.

Under Section 181 of the OBCA, the OBCA will cease to apply to SusGlobal Energy Canada on the date that the corporation is continued under the DGCL. Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:

•

SusGlobal Energy Delaware is deemed to be the same entity as SusGlobal Energy Canada and the domestication shall constitute a continuation of the existence of SusGlobal Energy Canada in the form of SusGlobal Energy Delaware;

•	all rights, privileges and powers, as well as all property, of SusGlobal Energy Canada shall remain vested in SusGlobal Energy Delaware;

•

all debts, liabilities and duties of SusGlobal Energy Canada shall remain attached to SusGlobal Energy Delaware and may be enforced against SusGlobal Energy Delaware to the same extent as if originally incurred by it; and

•	unless otherwise agreed to or otherwise required under applicable Ontario law, the domestication shall not be deemed a dissolution of SusGlobal Energy Canada.

No Change in Business, Locations, Fiscal Year or Employee Plans

The Domestication will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including changes in our organizational documents, which are described in this prospectus. The business, assets and liabilities of SusGlobal Energy Delaware, as well as our principal locations and fiscal year, will be the same upon the effectiveness of the Domestication as they are prior to the Domestication. Upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of SusGlobal Energy Delaware.

Any SusGlobal Energy Canada employee benefit plans and agreements will be continued by SusGlobal Energy Delaware. We expect to amend any and all of our share-based benefit plans in accordance with their terms as may be necessary to provide that SusGlobal Energy Delaware common stock will be issued upon the exercise of any options or the payment of any other share-based awards granted under the plans, and otherwise to reflect appropriately the substitution of SusGlobal Energy Delaware common stock for SusGlobal Energy common shares in connection with the plans, from and after the effectiveness of the Domestication.

Our Management and Our Board of Directors

The executive officers of SusGlobal Energy Delaware will be the same as the executive officers of SusGlobal Energy Canada immediately prior to the Domestication. Our current executive officers are Gerald Hamaliuk (Chief Executive Officer) Marc Hazout (President) and Ike Makrimichalos (Chief Financial Officer and Secretary).

Our directors after the Domestication will be the same as the directors of SusGlobal Energy Canada prior to the Domestication. Our current directors are Gerald Hamaliuk, Marc Hazout, and Vincent Ramoutar.

See “Management and Corporate Governance.”

Domestication Share Conversion

In connection with the Domestication, the issued and outstanding common shares of SusGlobal Energy Canada will automatically convert on a one-for-one basis, into shares of SusGlobal Energy Delaware. Consequently, upon the Effective Time, each holder of SusGlobal Energy Canada’s common shares will instead hold a share of SusGlobal Energy Delaware common stock representing the same proportional equity interest in SusGlobal Energy Delaware as that shareholder held in SusGlobal Energy Canada prior to the Effective Time. The number of shares of SusGlobal Energy Delaware common stock outstanding immediately after the Effective Time will be 31,759,346.

SusGlobal Energy Delaware does not intend to issue new stock certificates to SusGlobal Energy Delaware stockholders who currently hold any of our share certificates in connection with the Domestication. A shareholder who currently holds any of our share certificates will receive a new stock certificate upon request pursuant to Section 158 of the DGCL or upon any future transaction in SusGlobal Energy Delaware common stock that requires the transfer agent to issue stock certificates in exchange for existing share certificates. It is not necessary for shareholders of SusGlobal Energy Canada to exchange their existing share certificates for share certificates of SusGlobal Energy Delaware in connection with the Domestication. Until surrendered and exchanged, each certificate evidencing SusGlobal Energy Canada common shares will be deemed for all purposes of the Company to evidence the identical number of shares of SusGlobal Energy Delaware common stock.

Comparison of Shareholder Rights

Upon the consummation of the Domestication our jurisdiction of incorporation will change from Ontario to the State of Delaware and, as a result, our organizational documents will change and will be governed by Delaware law rather than Ontario law. Although the rights and privileges of stockholders of a Delaware corporation and the rights and privileges of stockholders of an Ontario corporation are, in many instances, comparable, there are significant differences. The following is a summary of the material differences between the rights of holders of SusGlobal Energy common shares and the holders of SusGlobal Energy Delaware’s common stock. These differences arise principally from differences between the DGCL and the OBCA and between SusGlobal Energy Canada’s articles of incorporation and bylaws and SusGlobal Energy Delaware’s certificate of incorporation and bylaws. Our business, assets and liabilities, as well as our executive officers, principal business locations and fiscal year, did not change as a result of the Domestication. While we believe that this summary describes the material differences among the rights of holders of SusGlobal Energy Delaware common stock following the continuance, it does not contain all information, some of which may be important to you. We urge you to read the instruments governing the provisions of the DGCL and the OBCA, which are relevant to a full understanding of the governing instruments, fully and in their entirety.

Votes Required for Certain Transactions

Under the OBCA, certain corporate actions, such as certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a special meeting by not less than two-thirds of the votes cast in respect of the resolution; in certain cases, a special resolution to approve certain corporate actions is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger, (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger and (c) the number of shares to be issued in the merger, together with the number of shares initially issuable upon conversion of any other shares, securities or obligations issued or delivered in the merger, does not exceed 20 percent of such corporation's outstanding common stock immediately prior to the effective date of the merger. The DGCL does not generally require class voting, except in connection with certain amendments to the Certificate of Incorporation that, among other things, adversely affects a class of stock. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90 percent of the outstanding shares of each class of stock. Finally, unless required by its certificate of incorporation, stockholder approval is not required under the DGCL for a corporation to merge with or into a direct or indirect wholly owned subsidiary of a holding company (as defined in the DGCL) in certain circumstances.

Under Section 203 of the DGCL ("Section 203"), certain "business combinations" with "interested shareholders" of Delaware corporations are subject to a three year moratorium unless specified conditions are met. Under Section 203, a Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting shares (including any rights to acquire shares pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and shares with respect to which the person or entity has voting rights only).

The three year moratorium imposed by Section 203 on business combinations does not apply if (a) prior to the date on which such stockholder becomes an interested stockholder the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; (b) upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting shares outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholders' meeting by 66 2/3% of the outstanding voting shares not owned by the interested stockholder. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two tiered bid for the Company in which all stockholders would not be treated equally. Stockholders should note, however, that the application of Section 203 will confer upon the Company's board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for the Corporation's shares over the then current market price. Section 203 would also discourage certain potential acquirers unwilling to comply with its provisions. Section 203 is not applicable to companies that are not listed on a (US) national stock exchange or that do not have a class of voting securities held of record by more than 2,000 stockholders. Accordingly, Section 203 does not presently apply to the Corporation. A Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, and the Corporation reserves the right to opt out of Section 203 at any time in the future.

Cumulative Voting

Under the OBCA, unless a corporation's articles provide otherwise, there is no cumulative voting for the election of directors.

Under Delaware law, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. In an election of directors under cumulative voting, each share of stock nominally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares of stock present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares of stock. The charter documents for SusGlobal Energy Delaware will not provide for cumulative voting.

Classified Board of Directors

Under the OBCA, it is not necessary that all directors elected at the same meeting hold office for the same term. The OBCA also provides that, unless expressly elected for a stated term, each director ceases to hold office at the close of the first annual meeting of shareholders following his or her election, and the OBCA requires that a director cease to hold office not later than the close of the third annual meeting of shareholders following his or her election.

A classified board of directors is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. The DGCL permits a corporation to establish a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered three year terms of office, with only one class of directors standing for election each year. Members of a classified board may be removed from office only for cause. A classified board of directors could therefore discourage acquisitions of the Company not approved by management, since the acquirer could be unable to install its own designees on the board for more than two years after acquiring control. SusGlobal Energy Delaware’s s certificate of incorporation and bylaws will not provide for a classified board.

Calling a Shareholders Meeting

Under the OBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon the satisfaction of the technical requirements set out in the OBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If the directors do not call a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Under the DGCL, special meetings of the shareholders may be called by the board of directors or by any other person as may be authorized to do so by the certificate of incorporation or the bylaws of the corporation. SusGlobal Energy Delaware’s certificate of incorporation will not limit the ability of stockholders to take action by written consent, and its bylaws permit action by written consent. Under the bylaws of SusGlobal Energy Delaware a special meeting of stockholders may be called by the Board of Directors or the Company’s chief executive officer.

Shareholder Quorum

Under the OBCA, a corporation's bylaws may specify the number of shares with voting rights attached thereto which shall be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the shareholders.

Under the DGCL, a corporation's certificate of incorporation or bylaws may specify the number of shares of stock or the voting power that shall be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the stockholders, in no event, however, shall a quorum consist of less than one third of the shares entitled to vote at the meeting except that, where a separate vote by a class or series of classes or series is required, a quorum shall consist of no less than one third of the shares of such class or series or classes or series. Under the bylaws of SusGlobal Energy Delaware, at any meeting of stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of the stock entitled to vote who are present, in person or by proxy may adjourn the meeting to another place, date or time.

Advance Notice Provisions for Shareholder Nominations and Proposals

Under the OBCA, proposals with respect to the nomination of candidates for election to the board of directors may be made at or before any annual meetings of the corporation. Any shareholder may submit a proposal, and a shareholder or persons who have the support of persons who represent, in the aggregate, not less than 5% of the shares or 5% of the shares o f a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented may submit a proposal nominating a director for election. If a shareholder or shareholders submitting a proposal submit notice to a corporation of the matter that such shareholder or shareholders propose to raise at a meeting of shareholders not later than 60 days prior to the anniversary of the last previous annual meeting of shareholders, then the corporation is required (subject to certain exceptions) to set out the proposal and any statement of support submitted by the shareholder or shareholders in the management information circular in respect of such meeting. If a corporation refuses to accept a notice that otherwise complies with the related provisions of the OBCA, the shareholder or shareholders who provided such notice and proposal may apply to a court to make any order that it seems fit, including restraining the holding of a meeting at which it was sought to bring forth such a proposal.

The DGCL does not require advance notice for stockholder nominations and proposals, but a Delaware corporation may require such advance notice pursuant to its bylaws.

Amendment to Governing Documents

Under the OBCA, any amendment to a corporation's articles generally requires approval by special resolution which is a resolution passed by not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. The OBCA provides that unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the OBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal. If the directors of a corporation do not submit a bylaw an amendment or a repeal to the shareholders at the next meeting of shareholders, the bylaw, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to adopt, amend or repeal a bylaw having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. If an amendment adversely affects the rights or preferences of a particular class or series of stock, that class or series must approve the amendment as a class even if the certificate of incorporation does not provide that right. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitlement to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Certificate of Incorporation of SusGlobal Energy Delaware confers such power on the Company's board of directors.

Dissenters’ or Appraisal Rights

The OBCA provides that shareholders of a corporation governed thereunder who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) matters in respect of which a court has granted dissent rights to shareholders; or (vii) certain amendments to the articles of a corporation which require a separate class or series vote.

Under the DGCL, registered holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation of the corporation by demanding payment in cash for the shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued, and does not grant dissenters' rights in connection with amendments to the certificate of incorporation. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation (or depositary receipts in respect thereof), (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASDAQ or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above. In addition, dissenter's rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. The DGCL does not provide stockholders of a corporation with appraisal rights when the corporation acquires another business through the issuance of its stock (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired, or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

Oppression Remedy

The OBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or an affiliate are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer.

A complainant may include: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates; and/or (c) any other person who in the discretion of the court is a properpersontomake such application.

The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

The DGCL does not provide for an oppression remedy. However, the DGCL provides a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors. Under the DGCL, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation.

Derivative Action

Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such corporation or subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or subsidiary. Under the OBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court not less than fourteen (14) days before bringing the application, or otherwise as ordered by the court and (i) the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Under the OBCA, the court in a derivative action may make any order it thinks fit including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action,(ii) an order giving directions for the conduct of the action, (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary, and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

Under the DGCL, derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains or that such stockholder's stock thereafter devolved upon such stockholders by operation of law. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile. The DGCL does not require a bond or security by a plaintiff in a derivative action.

Director Qualifications

At least 25% of the directors of a corporation governed by the OBCA must be resident Canadians, unless the corporation has fewer than four directors (in which case at least one director must be a resident Canadian).

The OBCA also requires that an offering corporation, not have fewer than three directors, at least one-third of whom are not officers or employees of the corporation or its affiliates.

Delaware law does not have comparable requirements, but a corporation can prescribe qualifications for directors under its certificate of incorporation or bylaws.

Fiduciary Duties of Directors

Directors of corporations governed by the OBCA have fiduciary obligations to the corporation. Under the OBCA, directors of an OBCA corporation must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-- interest, and in a manner that the directors reasonably believe to be in the best interests of the stockholders.

The DGCL also provides that the charter of the corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit. SusGlobal Energy Delaware’s certificate of incorporation eliminates the liability of the directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted by Delaware laws, as that law exists currently and as it may be amended in the future.

The OBCA does not permit any such limitation of a director's liability.

Interested Director Transactions

Under the OBCA, a director who has a conflict of interest is required to disclose the conflict of interest in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest. Subject to certain exceptions, a director who has a conflict of interest shall not attend any part of a meeting of directors during which the relevant contract or transaction giving rise to the conflict of interest is discussed and shall not vote on any resolution to approve the contract or transaction. Provided that an interested director has complied with the OBCA’s disclosure requirements with respect to a conflict of interest and that the contract or transaction was reasonable and fair to the corporation at the time of its approval, the contract or transaction is not void or voidable.

Under the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable simply because of such interest, provided that certain conditions are met, such as obtaining required disinterested board approval, fulfilling the requirements of good faith and full disclosure, or proving the fairness of the transaction.

Loans to Officers and Employees

Under the DGCL, a Delaware corporation may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

Removal of Directors

Under the OBCA, provided that articles of the corporation do not provide for cumulative voting, shareholders of a corporation may by ordinary resolution passed at an annual or special meeting remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

If all of the directors have resigned or have been removed without replacement, a person who manages or supervises the management of the business and affairs of the corporation is deemed to be a director, unless the person who manages the business or affairs of the corporation is (a) an officer under the direction or control of a shareholder or other person, (b) a lawyer, notary accountant or other professional who participates in the management of the corporation solely for providing professional services or (c) a trustee in bankruptcy, receiver, receiver manager or secured creditor who participates in the management of the corporation or exercises control over its property solely for the purpose of the realization of security or the administration of the bankrupt's estate, in the case of a trustee in bankruptcy.

Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of at least a majority of the outstanding shares entitled to vote at an election of directors. The certificate of incorporation and bylaws of SusGlobal Energy Delaware do not provide for cumulative voting or a classified board.

Filling Vacancies on the Board of Directors

Under the OBCA, subject to the articles of the corporation, a vacancy among the directors may be filled at a meeting of shareholders or by a quorum of directors except when the vacancy results from an increase in the number or maximum number of directors or from a failure to elect the appropriate number of directors required by the articles. Each director so appointed holds office for the unexpired term of his or her predecessor unless his or her office is vacated earlier. The directors are not entitled to appoint directors between meetings of shareholders if, after such an appointment, the total number of directors would be more than one and one-third the number of directors required to have been elected at the last annual meeting of the corporation’s shareholders.

Under the DGCL, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum.

Indemnification of Officers and Directors

Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer, or another person acting in similar capacity, of another entity (each an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation, if: (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. A corporation may indemnify an Indemnifiable Person or advance monies in respect of a proceeding in which the Indemnifiable Person is involved because of the Indemnifiable Person’s association with the corporation or other entity if the individual fulfils the requirements under (a) and (b), above. An Indemnifiable Person is entitled to indemnity from the corporation if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set out in (a) and (b), above.

The DGCL generally permits the indemnification of expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of a direct, derivative, or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors or a committee of the board, by independent legal counsel, or by the stockholders, that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any action by the corporation, including any derivative action, in which the person was adjudged liable. The Certificate of Incorporation of SusGlobal Energy Delaware requires it to indemnify its officers and directors and former officers and directors to the fullest extent permitted by Delaware law and as the same may be amended from time to time. Irrespective of the contents of the Company’s charter documents, Delaware law requires indemnification of reasonable defense expenses incurred by a director or officer, in any such proceeding, to the extent the director or officer was successful in the defense of the proceeding.

In a derivative action under the DGCL, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. However, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The DGCL allows the corporation to advance expenses before the resolution of an action, if the person agrees to repay any such amount advanced if they are later determined not to be entitled to indemnification. In addition, Delaware law authorizes a corporation to purchase insurance for the benefit of its officers and directors whether or not the corporation would have the power to indemnify against the liability covered by the policy but subject to limits imposed by insurance law.

Access to Corporate Records

The OBCA provides that shareholders and creditors of a corporation, their agents and legal representatives and the Director under the OBCA may examine certain of the corporation's records during usual business hours and take extracts therefrom free of charge, and, if the corporation is an offering corporation, any other person may do so for a reasonable fee. In addition, any person is entitled to obtain the list of registered shareholders of a "offering corporation" upon compliance with certain requirements.

Under the DGCL, any stockholder of a corporation, their agents or legal representatives may make a written demand to examine the records of that corporation. Such a demand to examine the corporation's records must have a proper purpose, be sworn under oath, and directed to that corporation at its principal place of business or its registered office in Delaware. A proper purpose is one that is reasonably related to that stockholder's interest in the corporation as a stockholder.

Dividends and Repurchases of Shares

Under the OBCA, and subject to a corporation’s articles, the board of directors may declare dividends, and a corporation may pay a dividend by issuing fully paid shares of the corporation or options or rights to acquire fully paid shares of the corporation and a corporation may pay a dividend in money or property. The board of directors, however, shall not declare and the corporation shall not pay a dividend if there are reasonable grounds for believing that: (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation's assets would thereby be less than the aggregate of (i) its liabilities, and (ii) its stated capital of all classes. In the case of payment by a corporation to purchase or redeem shares, under the OBCA, and subject to a corporation’s  articles , a corporation may not redeem redeemable shares at a price above the redemption price specified in the articles, and the corporation may not make any payment is respect of the purchase or redemption of shares if there are reasonable grounds for believing that (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (b) after the payment, the realizable value of the corporation's assets would be less than the aggregate of (i) its liabilities and (ii) the amount that would be required to pay the holders of shares that have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Dissolution

Under the OBCA, the liquidation or dissolution of a corporation requires the approval of, subject to any applicable court order, two-thirds of the votes cast at a meeting of shareholders and of two-thirds of the votes cast by holders of shares of each class or series entitled to vote separately thereon.

Under the DGCL, dissolution may be authorized by unanimous approval of all the stockholders entitled to vote thereon, without action of the directors, or by the board of directors followed by approval by a simple majority of the outstanding shares of the corporation's stock entitled to vote.

No Vote or Dissenters’ Rights of Appraisal in the Domestication

Under the OBCA, a continuance becomes authorized once (a) shareholders voting on the application for continuance have approved it by special resolution and (b) the Director under the OBCA has endorsed an authorization on the application for continuance. On September 17, 2015 the board of directors of SusGlobal Energy Canada approved the Domestication and on September 17, 2015 the shareholders of SusGlobal Energy Canada by special resolution approved the Domestication and authorized SusGlobal Energy Canada to submit an application for continuance. We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder vote or action is required to effect the Domestication.

SusGlobal Energy Selected Financial Information

The selected historical data for the years ended December 31, 2014 and 2013 have been derived from the audited financial statements of SusGlobal Energy which are included elsewhere in this prospectus. The historical data for the three and nine-month periods ended September 30, 2015 and 2014 have been derived from the unaudited interim condensed financial statements which are included elsewhere in this prospectus. The selected financial information should be read in conjunction with the financial statements and supplementary data and “SusGlobal Energy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Statement of Operations Data:

	Year ended		Nine months ended
	December 31,		September 30,
	2014	2013	2015	2014
			(unaudited)
Revenue	$-	$-	$-	$-
Operating expenses	$60,677	$16,995	$1,154,523	$11,241
Net loss	$60,677	$16,995	$1,154,523	$11,241
Other comprehensive income	$(15,518)	$(14,779)	$(15,655)	$(11,467)
Comprehensive Loss	$45,159	$2,216	$1,138,868	$226
Basic and diluted loss per share	$0.00	$0.00	$0.04	$0.00
Weighted average number of common shares	17,458,320	17,406,676	27,004,368	17,406,676

Balance Sheet Data:

	As at		As at
	December 31,		September 30,
	2014	2013	2015
			(unaudited)
Cash and cash equivalents	$39,213	$-	$-
Term deposit	$-	$-	$74,930
Total assets	$61,209	$-	$92,702
Total liabilities	$87,346	$222,766	$307,837
Shareholders' deficiency	$26,137	$222,766	$215,135

SusGlobal Energy Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

This Management’s Discussion and Analysis (“MD&A”) provides a discussion and analysis of the financial condition and results of operations to enable a reader to assess material changes in the financial condition and results of operations as at and for the twelve months ended December 31, 2014 and 2013. The MD&A should be read in conjunction with the Audited Financial Statements and Notes thereto of SusGlobal Energy Corp. (the “Company” or “SusGlobal”) as at and for the years ended December 31, 2014 and 2013. The unaudited condensed interim financial statements for the three and nine-month periods ended September 30, 2015 and 2014, have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). The Company does not file current or periodic reports with the Securities and Exchange Commission.

Unless otherwise noted, all amounts are in United States dollars. In the opinion of management, all adjustments (which consist only of normal recurring adjustments) considered necessary for a fair presentation have been included.

This MD&A has been reviewed and approved by management of the Company, and the Audit Committee on behalf of the Board of Directors.

Nature of Business

The Company is a renewable energy company focused on acquiring, developing and monetizing a portfolio of proprietary technologies in the waste to energy application globally. It is management's objective to grow SusGlobal Energy into a significant sustainable waste to energy provider.

Highlights

On November 27, 2015, the Company was awarded a twenty-five year contract pursuant to which the Company will be responsible for the investment, management and overall operation of the waste treatment facilities of two municipalities in southern Ontario (the “BioGRID”), subject to finalizing a partnering agreement with BioGRID. The partnering agreement is expected to be completed by March 1, 2016.

On September 4, 2015, the Company finalized a financing agreement with Phoenix Capital Partners Inc. (“Phoenix Capital”), a corporate finance, advisory and facilitation firm headquartered in Toronto, Ontario. Up to $6,004,500 ($7,500,000 CAD) will be made available through a 9% cumulative participating preferred share private placement offering. The financing arrangement includes an 8% selling commission to the selling agent, and, in addition a facilitation fee to Phoenix Capital, consisting of a combination of 2% cash and 6% common shares of the Company.. The participants are also eligible for a bonus dividend dependent on the profitability of the project for which the financing is intended. The financing was dependent on the Company being successful on a recent proposal for a project known as the BioGRID, by December 1, 2015. As noted above, the Company was officially awarded the project on November 27, 2015, subject to finalizing a partnering agreement with the BioGRID. Subsequently, on December 2, 2015, the financing agreement with Phoenix Capital was extended to June 30, 2016, under the same terms and conditions.

On May 14, 2015, the Ontario Ministry of Environment and Climate Change announced formal targets to be met to satisfy a commitment necessary to join the Western Climate Initiative (WCI) along with Quebec and California, who are in the WCI with Cap and Trade commitments since 2014. The Ontario targets are very ambitious, with Greenhouse Gas (GHG) emission reductions of 15% by 2020, 37% by 2030 and 80% by 2050, all from a 1990 baseline. Ontario achieved a 6% reduction in GHG emissions from 1990 levels in 2014, mainly by closing all coal-fired power plants. The targets announced will require a focused program to reduce GHG emissions. The Company’s activities all contribute to GHG reductions, so will be a key part of Ontario’s initiative. The Company has also contacted counterparties in Quebec and California to explore opportunities for relevant projects. SusGlobal Energy is committed to making all its commercial activities carbon neutral.

On May 6, 2015, the Company finalized an agreement with Syngas SDN BHD (“Syngas”), a company incorporated under the laws of Malaysia, providing an exclusive license for the Company to use the Syngas Intellectual Property within North America for a period of five years from the date of this agreement, for $1 consideration, renewable every five years upon written request. Syngas produces equipment that uses an innovative process to produce liquid transportation fuel from plastic waste material. The Company issued 20,000 common shares of the Company to an introducing party.

The Company and Syngas intend to collaborate and cooperate with a view to achieving economic and financial success for their respective businesses. The Company will continue to pursue other similar intellectual property around the world as we combine this and other technologies in innovative configurations to monetize the portfolio of proprietary technologies and processes to deliver value to our customers and shareholders.

On April 17, 2015, the Company finalized a financing arrangement with a corporate finance, advisory and facilitation firm headquartered in Toronto, Ontario, Canada, Phoenix Capital Partners Inc., for assistance in accessing up to CAD$15,000,000 in funds. Fees will consist of an engagement fee of CAD$60,000, of which CAD$30,000 was paid and facilitation fees. The financing arrangement includes a fee of 2% of the gross amount payable in cash plus 6% of the gross amount in common shares issued, once authorized. The agreement can be terminated at any time by either party on thirty days’ notice. On December 2, 2015, the financing agreement was extended to June 30, 2016, under the same terms and conditions.

Subsequent to the December 31, 2014 year-end and prior to May 27, 2015, the Company issued 3,970,000 common shares of the Company through a private placement raising a total of $397,000. $238,000 of this total was received in 2014 and the balance, $159,000, was received subsequent to the year end. The funds raised were subject to a 7% finder’s fee for raising the capital. In addition, 8,500,000 common shares of the Company were issued to directors, officers and certain individuals who assisted in raising capital.

Management Responsibility for Financial Statements

The information provided in this prospectus, including the financial statements, is the responsibility of management. In the preparation of these statements, estimates are sometimes necessary to make a determination of future values for certain assets or liabilities. Management believes such estimates have been based on careful judgments and have been properly reflected in the accompanying financial statements.

The Company was formed by articles of amalgamation on December 2, 2014 (originally incorporated on October 7, 2014), in the province of Ontario, Canada and its executive office is in Toronto, Ontario, Canada. SusGlobal Energy Corp. (“Old SusGlobal”), a company in the start-up stages, and Commandcredit Corp. (“Commandcredit”), an inactive Canadian public shell company, amalgamated to form SusGlobal Energy Corp. The amalgamation has been accounted for as a capital transaction.

On December 2, 2014, at annual and special meetings of the shareholders of each of Commandcredit and Old SusGlobal, the amalgamation of Old SusGlobal and Commandcredit was approved. The amalgamation involved issuances of shares of the amalgamated company on a one for one basis to the shareholders of the existing companies resulting in the shareholders of Commandcredit owning 96.40% of the amalgamated company and shareholders of Old SusGlobal owing the remaining 3.60% of the amalgamated company.

For accounting purposes, this acquisition resulted in the acquisition of control by Commandcredit of the net assets of Old SusGlobal consisting primarily of net financial assets. Since the net assets of Old SusGlobal did not constitute a business, the transaction represents an asset purchase in consideration of the issuance of shares by the amalgamated company. Accordingly, the comparative financial statements reflect the financial position and results of operations of Commandcredit as the continuing corporation. All intercompany balances were eliminated on amalgamation.

The balance sheets of the two companies immediately before the amalgamation were as follows:

	Commandcredit	Old SusGlobal

Assets
Cash	$-	$76,481
Harmonized sales taxes receivable	-	4,571
Due from related party	-	129,519
Prepaid expenses and deposit	-	19,576

Total Assets	$-	$230,147

Liabilities and Stockholders’ (Deficiency) Equity
Accounts payable	$59,231	$8,661
Accrued liabilities	2,695	1,088
Due to related parties	159,395	-

Total Liabilities	$221,321	$9,749

Capital stock-net of share issue costs	$356,676	$60,450
Subscriptions payable	-	199,944
Deficit	(570,530)	(38,464)
Comprehensive loss	(7,467)	(1,532)
Stockholders’ (deficiency) equity	$(221,321)	$220,398

Total Liabilities and Stockholders’ (Deficiency) Equity	$-	$230,147

The net assets of SusGlobal acquired by Commandcredit in the amount of $220,398, was completed through the issuance of 650,000 common shares of the amalgamated company.

The following is a discussion of SusGlobal Energy’s financial condition and results of operations for the year ended December 31, 2014. This discussion should be read in conjunction with the information contained in our audited and unaudited financial statements and the notes thereto included in this prospectus.

The Company recorded a net loss from operations of $60,677 for the year ended December 31, 2014 compared to a net loss from operations of $16,995 for the year ended December 31, 2013.

Selected Annual Financial Information

	Dec 31 2014	Dec 31 2013

Revenue	$-	$-

Net Loss	60,677	16,995
Weighted average number of common shares	17,458,320	17,406,676
Basic and diluted loss per share	0.00	0.00

Cash	39,213	-
Total assets	61,209	-
Total liabilities	87,346	222,766
Working capital deficiency	(26,137)	(222,766)

Results of Operations

Net Income

The Company's net loss from operations for the year ended December 31, 2014 was $60,677 or $(0.00) per share, compared to net loss of $16,995 or $(0.00) per share for the year ended December 30, 2013.

The Company’s net loss increased by $43,682 in 2014 compared to 2013, as a result of higher professional fees, management fees, office and administration and filing fees. Effective November 1, 2014, the Company had in place consulting contracts with its three officers, for a period of one year, totaling $12,068 ($14,000 CAD) per month.

The three officers include the Chairman and President, the Chief Executive Officer and the Chief Financial Officer.

Related Party Transactions

Due to Related Parties	Dec 31 2014	Dec 31 2013

Travellers International Inc. (“Travellers”), non-interest bearing due on demand and unsecured.	$-	$32,022

Due to director and officer, non-interest bearing, due on demand and unsecured.	6,571

	$6,571	$32,022

All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amounts, which are the amounts of consideration established and agreed to by the related parties.

During the year, the Company incurred $14,959 ($16,677 CAD) (2013-$11,652; $12,000 CAD) in management fees paid to Travellers, an Ontario company controlled by a director and President of the Company and $4,050 ($4,677 CAD) (2013-$nil) in management fees paid to Landfill Gas Canada Ltd. (“LFGC”), an Ontario company controlled by a director and Chief Executive Officer of the Company. The balance of the management fees, in the amount of $3,241 ($3,742 CAD) (2013-$nil), were paid to the Company’s Chief Financial Officer. The Company has contracts in place with each of the companies noted above, expiring October 31, 2015, for managements fees totaling $12,068 ($14,000 CAD) monthly.

During the year, the Company incurred $2,430 ($2,806 CAD) in rent paid to a company controlled by a director and president of the Company. Included in prepaid expenses and deposit, is a rental deposit of $2,586 ($3,000 CAD).

Compensation of key management personnel

The remuneration of directors and other members of key management personnel during the periods was as follows:

	Year Ended

	Dec 31 2014	Dec 31 2013

Management fees	$22,250	$11,652

Liquidity and Capital Resources

The Company’s cash and working capital positions at the dates indicated as follows:

	Year Ended
	Dec 31 2014	Dec 31 2013

Cash	$39,213	$-

Working capital deficiency	$26,137	$222,766

The Company's current working capital is not expected to be adequate to maintain its operations for the upcoming year. The Company continued to generate cash from the closing of a private placement which commenced in the fourth quarter of 2014. Subsequent to the year-end and up to May 27, 2015, the Company raised a further $159,000 from the private placement.

Summary of Share Capital

The Company has an unlimited number of common shares authorized, without par value, and on December 31, 2014, the Company had 18,056,676 (2013-17,406,676) common shares issued and outstanding. On May 27, 2015, the Company had 30,546,676 common shares issued and outstanding.

Stock Options

The Company has no stock options outstanding currently and as at December 31, 2014 and 2013

Off-Balance Sheet Arrangements

The Company has not entered into any off-balance sheet arrangements or commitments as at December 31, 2014 and 2013.

Future Accounting Policies Changes

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

The results presented for the three and nine-month periods ended September 30, 2015 and 2014 are not necessarily indicative of the results that may be expected for any future period.

The unaudited condensed interim financial statements for the three and nine-month periods ended September 30, 2015 and 2014, have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”).

Management has established processes to provide them sufficient knowledge to support representations that they have exercised reasonable diligence that (i) interim financial statements do not contain any untrue statement of material fact or omit or state a material act required to be stated or that is necessary to make a financial statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the financial statements, and (ii) the financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented.

Management is responsible for establishing and maintaining disclosure controls and procedures for the Company. Based on an evaluation of the Company's disclosure controls and procedures as of the end of the period covered by this MD&A, management believes that such controls and procedures rare effective in providing reasonable assurance that material items requiring disclosure are identified and reported in a timely manner.

OVERALL PERFORMANCE

The Company recorded a net loss from operations of $1,154,523 for the nine months ended September 30, 2015 compared to a net loss from operations of $11,241 for the nine months ended September 30, 2014.

Selected Financial Information

		Nine months ended
		September 30,
		2015		2014
	$		$
Revenue		nil.		nil.
Net loss		1,154,523		11,241
Weighted average number of common shares		27,004,368		17,406,676
Basic and diluted loss per share		0.04		0.00

		As at
		September 30,		December 31,
		2015		2014
	$		$
(Bank indebtedness) cash		(86,810)		39,213
Total assets		89,152		61,209
Total liabilities		307,837		87,346
Working capital deficit		(218,685)		(26,137)

RESULTS OF OPERATIONS

Nine months ended September 30, 2015 compared to nine months ended September 30, 2014

The Company's net loss from operations for the nine month period ended September 30, 2015 was $1,154,523 (2014-$11,241) or $0.04 (2014-$ 0.00) per share, an increase of $1,143,282.

The Company’s net loss increased by $1,143,282 in 2015 compared to 2014, as a result of having commenced start-up operations during the fourth quarter of 2014. In the current nine-month period ended September 30, 2015, the Company recorded stock-based compensation expenses of $800,000, for the issuance of 8,000,000 common shares to founding directors and officers for services rendered. Management fees, provided by three independent contractors, increased by $91,792, from $8,227 for the nine months ended September 30, 2014 to $100,019 for the nine months ended September 30, 2015, as these contracts commenced on November 1, 2014. Professional fees increased by $183,470, from $456 for the nine months ended September 30, 2014 to $183,926 for the nine months ended September 30, 2015. The Company incurred significant professional fees in carrying out its activities, including $112,703 in legal fees, $29,146 in audit and accounting services, $23,814 in business advisory services and $18,263 in project specific costs. Office and administration costs increased by $64,928, all in the nine months ended September 30, 2015, including $21,433 for office rent, $10,637 for bookkeeping services, $13,423 for travel costs and $19,435 for various other office and administration, including conference fees, meals and entertainment, amortization, bank charges and foreign exchange losses. Filing fees increased by $3,092, from $2,558 for the nine months ended September 30, 2014 to $5,650 for the nine months ended September 30, 2015, as a result of an increase in filings and administration.

Three months ended September 30, 2015 compared to three months ended September 30, 2014

The Company's net loss from operations for the three month period ended September 30, 2015 was $151,217 (2014-$3,614) or $0.00 (2014-$ 0.00) per share, an increase of $147,603.

The Company’s net loss increased by $147,603 compared to 2014, as noted above, as a result of having commenced start-up operations during the fourth quarter of 2014. Management fees, provided by three independent contractors, increased by $29,253, from $2,756 for the three months ended September 30, 2014 to $32,009 for three months ended September 30, 2015, as these contracts commenced on November 1, 2014. Professional fees increased by $97,694, all in 2015. The Company incurred significant professional fees in carrying out its activities, including $42,030 in legal fees, $13,587 in audit and accounting services, $23,814 in business advisory and consulting fees and $18,263 in project specific costs. Office and administration costs increased by $20,251, all in 2015, including $6,860 for office rent, $4,182 for bookkeeping services, $6,670 for travel costs and $2,539 for various other office and administration costs, including conference fees, meals and entertainment, amortization, bank charges and foreign exchange losses. Filing fees increased by $405 for additional filings and administration in the current three month period.

LIQUIDITY AND CAPITAL RESOURCES

The Company currently, has no operating cash flow and, to date, has financed its operations primarily through equity financings. The Company’s financial success will continue to be dependent on its ability to secure additional equity financing to fund its working capital deficiency and its projects when awarded. Any available cash will continue to be used, to the extent required, to fund its negative cash flow. No assurance can be given that the Company will ever generate a positive cash flow from operations.

As of the date of this MD&A, the Company did not have sufficient funds to finance its administrative budget for the next twelve months. The Company’s ability to continue operations is dependent on the Company’s ability to secure additional financing. As noted under highlights above, the Company is pursuing additional equity financing with Phoenix Capital and while the Company has been successful in raising equity financing in the past, there can be no assurance it will be able to do so in the future. Additional financing may not be available when needed or, even if available, the terms of such financing might not be favorable to the Company and might involve substantial dilution to existing shareholders. Failure to obtain additional financing on a timely basis could have a material adverse effect on the Company’s business and financial condition, and affect its ability to continue as a going concern. See “Risk Factors”.

The Company’s approach to managing liquidity risk is to ensure it will have sufficient liquidity to meet liabilities when due. As at September 30, 2015, the Company had an overdraft of $86,810 compared to a cash balance of $39,213 as at December 31, 2014 and current liabilities of $307,837 compared to $87,346 as at December 31, 2014. The Company regularly evaluates its cash position in order to maintain liquidity. The Company is actively seeking financing to fund its operations and to discharge current liabilities.

OUTSTANDING SECURITY DATA

As at September 30, 2015, the Company had 30,546,676 common shares issued and outstanding. As of the date of this prospectus, the Company had 31,759,346 common shares issued and outstanding.

The Company has not granted any stock options.

RELATED PARTY TRANSACTIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Remuneration of directors and key management key personnel of the Company was as follows:

Travellers International Inc. (“Travellers”)	$11,907	$2,756	$35,721	$8,227
Landfill Gas Canada Limited (“LFGC”)	11,907	-	35,721	-
Ike Makrimichalos	9,526	-	28,577	-

Stock-based compensation:

Travellers	$-	$-	$250,000	-
LFGC	-	-	300,000	-
Vincent Ramoutar (held in trust for 1370383
Ontario Ltd.)	-	-	200,000	-
Ike Makrimichalos	-	-	50,000	-

Travellers provides services as a director, president and chairman of the Company. LFGC provides services as a director and chief executive officer. Ike Makrimichalos provides services as a chief financial officer. The three officers hold independent consulting contracts with the Company, running from November 1, 2014 to October 31, 2015. The Company has extended the services of the three officers, on a month to month basis, under the same terms and conditions. Vincent Ramatour (in trust for 1370383 Ontario Ltd.), provides services as a director.

As at September 30, 2015, there is a balance of $11,087 owing to a director and officer (CEO), for outstanding fees and expenses, disclosed as due to related party on the balance sheets.

The stock-based compensation relates to 8,000,000 common shares issued by the Company to certain founding directors and officers for services provided, determined to be $800,000.

To the knowledge of the directors and executive officers of the Company, the common shares of the Company are widely held.

OFF BALANCE SHEET TRANSACTIONS

During the nine months ended September 30, 2015, and as of the date of this MD&A, the Company had no off-balance sheet arrangements. The Company has not entered into any specialized financial arrangements to minimize its interest rate and credit risk, liquidity risk and currency risk.

NEW ACCOUNTING POLICIES

During the nine months ended September 30, 2015, the Company adopted the following new accounting policies:

Capital Assets

Capital assets are stated at cost. Equipment awaiting installation on site is not depreciated until it is commissioned. Depreciation is based on the estimated useful life of the asset and depreciated annually as follows:

Category	Rate	Method

Computer hardware	3 years	Straight-line

Intangible Asset

Intangible asset, consisting of a technology license, is stated at cost less accumulated amortization and is amortized on a straight-line basis over the useful life, which is 10 years. The Company evaluates the intangible asset for permanent impairment when triggering events are identified.

Impairment of Long Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, long lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

CRITICAL ACCOUNTING POLICIES

A summary of our significant accounting policies are disclosed in note 3 to the audited financial statements for the years ended December 31, 2014 and 2013.

We have identified below certain accounting policies that we believe are most important for the portrayal of our current financial condition and results of operations.

Stock-based compensation

From time to time the Company grants options and/or warrants to management, directors, employees and consultants. The Company recognizes compensation expense at fair value. Under this method, the fair value of each warrant is estimated on the date of the grant and amortized over the vesting period, with the resulting amortization credited to accumulated paid in capital. The fair value of each grant is determined using the Black-Scholes option-pricing model. Consideration paid upon the exercise of stock options and/or warrants is recorded in equity as share capital.

Use of estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. The Company regularly evaluates estimates and assumptions related to accruals and to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that is not readily apparent from other sources. Actual results could differ materially and adversely from these estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become available.

NEW ACCOUNTING STANDARDS AND INTERPRETATIONS

The Company continually assesses any new accounting standards and interpretations to determine their applicability to the Company. Where it is determined that a new accounting standard or interpretation affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financial statements properly reflect the change. The Company currently does not have any recent accounting standards or interpretations that it is studying and feels may be applicable.

Further, there were various accounting standards and interpretations issued during the nine month period ended September 30, 2015, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

FINANCIAL RISKS

Financial risk

The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (including interest rate and foreign currency risk).

Risk management is carried out by the Company’s management team with guidance from the Audit Committee under policies approved by the Board of Directors (the “Board”). The Board also provides regular guidance for overall risk management.

Credit risk

Credit risk is the risk of loss associated with counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and receivables. Cash is held with a Canadian chartered bank, from which management believes the risk of loss to be minimal.

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they become due. The Company’s liquidity and operating results may be adversely affected if its access to the capital markets is hindered, whether as a result of a downturn in stock market conditions generally or matters specific to the Company. The Company generates cash flow from its financing activities. As at September 30, 2015, the Company had an overdraft of $ 86,810 (December 31, 2014-cash of $39,213), and did not have the ability to settle liabilities of $307,837 (December 31, 2014-$87,346). All of the Company’s financial liabilities have contractual maturities of less than thirty days and are subject to normal trade terms. The Company regularly evaluates its cash position in an effort to preserve and secure its capital as well as liquidity.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

Interest rate risk

The Company has a term deposit and no interest-bearing debt. The Company’s current policy is to invest excess cash in interest bearing accounts at major Canadian chartered banks. The Company periodically monitors the investments it makes and is satisfied with the creditworthiness of its Canadian chartered bank.

Foreign currency risk

The Company’s functional and reporting currency is the United States dollar (“USD”). The Company raises funds for its operations in USD and currently incurs operating and administrative expenses in USD and Canadian dollars (“CAD”). The Company maintains a USD and a CAD account in a Canadian chartered bank, along with a CAD term deposit. The Company does not hedge its foreign currency risk, as management does not believe the foreign currency risk derived from currency conversions to be material. As at September 30, 2015, $175,707 (December 31, 2014-$31,645), of the Company’s net monetary liabilities are denominated in CAD.

Sensitivity analysis

Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are reasonable over a nine month period:

(i)	Cash is subject to floating interest rates. Sensitivity to a plus or minus one percentage change in interest rates would not have a material impact on the reported net loss and comprehensive loss.

(ii)

The Company is exposed to foreign currency risk on the fluctuations of financial instruments related to cash, term deposit, harmonized sales taxes receivable, bank indebtedness, accounts payable, accrued liabilities, loan payable and due to related party. Financial instruments are denominated in CAD. Had the USD weakened/strengthened by five percent, there would not have been a material impact on the reported net loss and comprehensive loss.

CAPITAL RISK MANAGEMENT

The Company manages its capital with the following objectives:

(i)	to ensure sufficient financial flexibility to achieve the ongoing business objectives including funding of future growth opportunities, and pursuit of accretive acquisitions; and

(ii)	to maximize shareholder return through enhancing the share value.

The Company monitors its capital structure and makes adjustments according to market conditions in an effort to meet its objectives given the current outlook of the business and industry in general. The Company may manage its capital structures by issuing new shares, repurchasing outstanding shares, adjusting capital spending, or disposal of assets. The capital structure is reviewed by management and the Board on an ongoing basis.

The Company considers its capital to be stockholders’ deficiency, which comprises common stock, accumulated deficit and comprehensive loss.

The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, and other investing and financing activities. The forecast is updated based on its activities. Selected information is provided to the Board. The Company’s capital management objectives, policies and processes have remained unchanged during the nine months ended September 30, 2015.

The Company is not subject to any capital requirements impose by a lending institution or regulatory body.

Trend

There are significant uncertainties regarding the world financial markets and the availability of equity financing for the purpose of funding potential ongoing projects. The future performance of the Company is tied to the overall financial markets as well as identifying new projects. Apart from the risk noted hereunder, management is not aware of any other trends, commitments, events or uncertainties that would have a material adverse effect on the Company’s business, financial condition or results of operations.

No active business operations

The Company is focused on identifying new projects, immediately, in municipalities of Ontario and subsequently, across the Country. The Company cannot offer any assurances that it will ever find another business opportunity that management determines to be worth pursuing. The Company can also offer no assurance that if it identifies a new project and/or completes the acquisition of another business, it will be able to do so on commercially reasonable terms in a manner that is advantageous to its shareholders.

The Company has never engaged in the profitable operation of a business, and there can be no assurance that it will ever be able to do so. There is no guarantee that the Company will develop and sustain a suitable business operation.

Failure to obtain additional financing and going concern uncertainty

To date, the Company has not had positive cash flow from operations. The Company’s available cash has been used and will continue to be used to fund negative cash flow. No assurance can be given that the Company will ever generate a positive cash flow from operations.

Currently, the Company does not have sufficient funds to finance its current administration for the next twelve months. Further financing will be required to fund its ongoing operations and working capital deficiency. While there is no assurance that these funds can be raised, the Company believes such financing will be available as required. The Company’s ability to continue operations is dependent on the Company’s ability to secure additional financing. The Company is actively pursuing such additional financing on terms that are favorable, and while it has been successful in securing financing for its current project, the BioGRID, subject to finalizing the partnering agreement previously noted, there can be no assurance it will be able to do so in the future. Additional financing may not be available when needed or, even, if available, the terms of such financing might not be favorable to the Company and might involve substantial dilution to existing shareholders. Failure to obtain additional financing on a timely basis could have a material adverse effect on the Company’s business and financial condition and affect its ability to continue as a going concern.

Management

The success of the Company is largely dependent on the performance of its directors and officers. There is no assurance that the Company can maintain the services of its directors and officers or other qualified personnel required to operate the business. The loss of the services of these persons could have a material adverse effect on the Company and its prospects.

Dividends

The Company has not paid any dividends on its common shares since incorporation and does not anticipate paying any dividends on its common shares in the foreseeable future. The Company has a limited operating history and there can be no assurance of its ability to operate its projects profitably.

Business

Overview

SusGlobal Energy Corp. (“SusGlobal Energy Canada”) was formed by articles of amalgamation on December 2, 2014, in the province of Ontario, Canada and its executive office is in Toronto, Ontario, Canada. SusGlobal Energy Corp. (“Old SusGlobal”, a company in the start-up stages and Commandcredit Corp. (“Commandcredit”), an inactive Canadian public shell company that was formed in Ontario, Canada on June 19, 2000 amalgamated to continue business under the name of SusGlobal Energy Corp. We are a renewable energy company focused on acquiring, developing and monetizing a global portfolio of proprietary technologies in the waste to energy application.

With the growing amount of organic wastes being produced by society as a whole, a solution for sustainable global management of these wastes must be achieved. SusGlobal Energy Canada through its proprietary technology and processes is equipped and confident to deliver this objective.

We believe renewable energy is the energy of the future. Sources of this type of energy are more evenly distributed over the earth’s surface than finite energy sources, making it an attractive alternative to petroleum based energy. Biomass, one of the renewable resources, is derived from organic material such as forestry, food, plant and animal residuals. SusGlobal Energy Canada can therefore help you turn what many consider waste into precious energy. The portfolio will be comprised of three distinct types of technologies: (a) Process Source Separated Organics (“SSO”) in anaerobic digestors to divert from landfills and recover biogas. This biogas can be converted to gaseous fuel for industrial processes, electricity to the grid or cleaned for compressed renewable gas. (b) Increasing the capacity of existing infrastructure (anaerobic digestors) to allow processing of SSO to increase biogas yield. (c) Utilize recycled plastics to produce liquid fuels.

The convertibility of organic material into valuable end products such as biogas, liquid biofuels and compost shows the utility of renewable energy. These products can be converted into electricity, fuels and marketed to agricultural operations that are looking for an increase in crop yields, soil amendment and environmentally-sound practices. This practice also diverts these materials from landfills and reduces greenhouse gas emissions that result from landfilling organic wastes.

We can provide peace of mind that the full lifecycle of organic material is achieved, global benefits are realized and stewardship for total sustainability is upheld.

Our project and services offered can benefit the public and private markets. The following includes some of our work managing organic waste streams: Anaerobic Digestion, Dry Digestion, Biogas production, Wastewater Treatment, In- Vessel Composting, Source Separated Organics Treatment, Biosolids Heat Treatment and Composting.

We provide a full range of services for handling organic residuals in a period where innovation and sustainability are paramount. From start to finish we offer in-depth knowledge, a wealth of experience and cutting-edge technology for handling organic waste.

Products and Services

On November 27, 2015, the Company was awarded a twenty-five year contract pursuant to which the Company will be responsible for the investment, management and overall operation of the waste treatment facilities of two municipalities in southern Ontario (the “BioGRID”), subject to finalizing a partnering agreement with the BioGRID. The partnering agreement is expected to be completed by March 1, 2016.

On September 4, 2015, the Company finalized a financing agreement with Phoenix Capital Partners Inc. (“Phoenix Capital”), a corporate finance, advisory and facilitation firm headquartered in Toronto, Ontario. Up to $6,004,500 ($7,500,000 CAD) will be made available through a 9% cumulative participating preferred share private placement offering. The financing arrangement includes an 8% selling commission to the selling agent and, in addition, a facilitation fee to Phoenix Capital, consisting of a combination of 2% cash and 6% common shares of the Company. The participants are also eligible for a bonus dividend dependent on the profitability of the project for which the financing is intended. The financing was dependent on the Company being successful on a recent proposal for a project known as the BioGRID, by December 1, 2015. As noted above, the Company was officially awarded the project on November 27, 2015, subject to finalizing a partnering agreement with the BioGRID. Subsequently, on December 2, 2015, the financing agreement with Phoenix Capital was extended to June 30, 2016, under the same terms and conditions.

On May 14, 2015, the Ontario Ministry of Environment and Climate Change announced formal targets to be met to satisfy a commitment necessary to join the Western Climate Initiative (WCI) along with Quebec and California, who are in the WCI with Cap and Trade commitments since 2014. The Ontario targets are very ambitious, with Greenhouse Gas (GHG) emission reductions of 15% by 2020, 37% by 2030 and 80% by 2050, all from a 1990 baseline. Ontario achieved a 6% reduction in GHG emissions from 1990 levels in 2014, mainly by closing all coal-fired power plants. The targets announced will require a focused program to reduce GHG emissions. The Company’s activities all contribute to GHG reductions, so will be a key part of Ontario’s initiative. The Company has also contacted counterparties in Quebec and California to explore opportunities for relevant projects. SusGlobal Energy is committed to making all its commercial activities carbon neutral.

In May 2015, we signed an agreement with Syngas Sdn Bhd (“Syngas”) a Malaysian company which produces equipment that uses an innovative process to produce liquid transportation fuel from plastic waste material. A central element of the process is a patent entitled “Thermal De-Polymerization Process of Plastic Waste Materials”, (“Intellectual Property”) used in the Syngas Conversion Machine. The technology only processes specific grades of thermoplastic: Polypropylene, Polyethylene and Polystyrene and through its defined procedures and parameters produces Low Sulfur High Cetane Ultra-Light Diesel Fuel.

We have obtained the exclusive rights from Syngas to license and sub-license the Intellectual Property and Products in the United States and Canada. The license is valid for a term of five (5) years and is renewable every five (5) years upon written request.

On April 17, 2015, the Company finalized a financing arrangement with a corporate finance, advisory and facilitation firm headquartered in Toronto, Ontario, Canada, Phoenix Capital Partners Inc., for assistance in accessing up to CAD$15,000,000 in funds. Fees will consist of an engagement fee of CAD$60,000, of which CAD$30,000 was paid and facilitation fees. The financing arrangement includes a fee of 2% of the gross amount payable in cash plus 6% of the gross amount in common shares issued, once authorized. The agreement can be terminated at any time by either party on thirty days’ notice. The agreement was renewed on December 2, 2015.

Corporate Information

Our principal executive offices are located at 200 Davenport Road, Toronto Ontario M5R 1J2 Canada and our telephone number is (416) 223-8500.

     Management and Corporate Governance

Board of Directors

Upon consummation of the Domestication, our board approved Delaware bylaws which permit our Board of Directors to set the size of the Board at not less than 1 director. Our Board of Directors currently consists of four directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room. Our bylaws provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast.

Each director on our Board of Directors will serve a one-year term or until their successor has been duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. Pursuant to the DGCL and our bylaws, in general, any vacancies on our Board of Directors resulting from death, retirement, resignation, disqualification, removal or other cause may be filled only by an affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Our current directors are as follows:

Name	Age	Position

Marc Hazout	51	Chairman of the Board, President and Director

Gerald Hamaliuk	68	Chief Executive Officer and Director

Vincent Ramoutar	53	Director

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with our image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Gerald Hamaliuk, age 68, has served as Chief Executive Officer and as a member of the board of directors of the Company since December 2014. Since 2001, Mr. Hamaliuk has served as the president of Landfill Gas Canada Oakville (Canada), Shenzhen (China), Kuala Lumpur (Malaysia), a company that utilizes Canadian biogas technology to develop renewable energy projects that reduce greenhouse. gas emissions in developing countries in Asia. From 1997 to 2001, Mr. Hamaliuk was a vice-president industrial division/business development Engineer at Kilborn Engineering Inc. and SNCLavalin after SNC acquired Kilborn in 1997.

The determination was made that Mr. Hamaliuk should serve our Board of Directors because of his extensive experience in the services the Company intends to offer.

Mr. Marc Hazout, age 51, has served as Chairman and President of SusGlobal Energy since it was founded in 2014. Since 2005, Mr. Hazout has also served as the Chief Executive Officer, President, principal financial and accounting officer and a director of Silver Dragon Resources Inc., a company whose common stock is quoted on the OTCQB marketplace and is engaged in the acquisition and exploration of silver and other mineral properties. Mr. Hazout has over 15 years of experience in public markets, finance and business operations. Over the past several years, Mr. Hazout has been involved in acquiring, restructuring and providing management services as both a director and an officer to several publicly traded companies. In 1998, Mr. Hazout founded and has been President and CEO of Travellers International Inc. (“Travellers”), a private investment banking firm headquartered in Toronto. Over the past several years, Travellers has focused on building relationships in China with the objective of participating in that country’s growth opportunities. Mr. Hazout attended York University in Toronto studying International Relations and Economics. Mr. Hazout speaks English, French and Hebrew, as well as some Spanish and Italian.

The determination was made that Mr. Hazout should serve on our Board of Directors because he possesses significant experience in securities and capital markets and brings an extensive network of relationships in China.

Vincent Ramoutar, age 53, is a seasoned executive and an inventor who has gained exposure in several high-tech businesses in an entrepreneurial startup environment. Having co-founded or worked in six startup companies. Vincent’s specialties include raising capital for startups, corporate strategy, marketing, and business development. Mr. Ramoutar has been involved in several energy and resources companies as an adviser since 2007 and has provided management services and partnerships in the European public markets with focus on raising capital and growth opportunities. Mr. Ramoutar obtained a Bachelor of Science degree in computer science from New York Institute of Technology (magna cum laude), New York.

The determination was made that Mr. Ramoutar should serve on our Board of Directors because he possesses significant experience in securities and capital markets and brings an extensive network of relationships in several technology markets.

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our company.

The Board’s principal responsibilities are to supervise and evaluate management, to oversee the conduct of SusGlobal’s business, to set policies appropriate for the business and to approve corporate strategies and goals. The Board is to carry out its mandate in a manner consistent with the fundamental objective of enhancing shareholder value.

Director Independence

Based on information provided by each director concerning his background, employment, and affiliations, we believe that Vincent Ramoutar is “independent” as that term is defined under the Nasdaq Marketplace Rules.

Board Committees

Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Copies of the committee charters of each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee setting forth the responsibilities of the committees can be found under the Corporate Governance section of our website at www.susglobalenergy.com and such information is also available in print to any stockholder who requests it from us. Our website is not incorporated into this prospectus.

Audit Committee

The Audit Committee was established to assist the Board in fulfilling its oversight responsibilities in the following principal areas: (1) accounting policies and practices, (2) the financial reporting process, (3)financial statements provided by SusGlobal to the public, (4) risk management including systems of accounting and financial controls, (5) appointing, overseeing and evaluating the work and independence of the external auditors, and (6) compliance with applicable legal and regulatory requirements. The Audit Committee currently consists of Mr. Ramoutar.

Compensation Committee

The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock option programs for the executive officers and directors of SusGlobal. The Compensation Committee is also responsible for providing oversight with regard to the corporation’s various programs of compensation, including all incentive plans, stock option plans and stock purchase plans. The Compensation Committee currently consists of Mr. Ramoutar.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee was established to assist the Board in its responsibilities relating to reviewing SusGlobal’s operational compliance with applicable legal requirements and sound ethical standards. The Corporate Governance and Nominating Committee currently consists of Mr. Ramoutar.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to our officers, employees and consultants and a Financial Management Code of Conduct for our Chief Executive Officer, Chief Financial Officer and senior financial officers. Our Code of Conduct and Ethics and our Financial Management Code of Conduct are available on our website at www.susglobalenergy.com or upon request to the Company’s corporate secretary.

Executive Officers

Set forth below is certain information relating to our current executive officers and key employees. Biographical information for Messrs. Hamaliuk and Hazout is set forth above under Board of Directors.

Name	Age	Title
Gerald Hamaliuk	68	Chief Executive Officer and Director
Marc Hazout	51	Chairman and President
Ike Makrimichalos	59	Chief Financial Officer

Ike Makrimichalos, age 59, has been the Chief Financial Officer at the Company since 2014. Since July 2013, Mr. Makrimichalos has been the controller at Silver Dragon Resources Inc., a company whose common stock is quoted on the OTCQB and is engaged in the acquisition and exploration of silver and other mineral properties. Since July 2011, Mr. Makrimichalos has been the Chief Financial Officer at Auto Sector Retiree Health Care Trust. From September 2011 to November 2013, Mr. Makrimichalos was the Chief Financial Officer of Royal Standard Minerals Inc., a mining exploration company whose common stock is quoted on the OTCPink marketplace. From November 2009 to September 2011, Mr. Makrimichalos was the controller at Mukuba Resources Limited, a mining company whose common stock is quoted on the NEX. Mr. Makrimichalos left public practice in 2008, after serving over twenty seven years with Deloitte & Touche LLP. Mr. Makrimichalos received a Bachelor of Arts from the University of Toronto and became a Chartered Accountant in December 1986.

Executive Compensation

Summary Compensation Table

The following table sets forth certain summary information with respect to the compensation paid to the Company’s Chief Executive Officer, President and Chief Financial Officer for services rendered in all capacities to the Company for the fiscal year ended December 31, 2015 and 2014. Other than as listed below, the Company had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:

		Annual
	Compensation *					Long-Term Compensation

						Awards		Payouts
						Securities
					Restricted	Underlying
				Other Annual	Stock	Options /	LTIP	All Other
Name and		Salary	Bonus	Compensation	Award	SARs (#)	Payouts	Compensation
Principal Position	Year	($)	($)	($)	(shares)	(1)(2)(3)	($)	($)
Gerald Hamaliuk Chief Executive Officer	2015	$60,000	—	—	500,000	—	—	—
	2014	$4,677	—	—	—	—	—	—

Marc Hazout Chairman and President	2015	$60,000	—	—	500,000	—	—	—
	2014	$16,677	—	—	—	—	—	—

Ike Makrimichalos Chief Financial Officer	2015	$48,000	—	—	500,000	—	—	—
	2014	$3,742	—	—	—	—	—	—

*Denotes CAD

Employment, Consulting and Management Agreements

Pursuant to consulting agreements (the “Consulting Agreements”) dated November 1, 2014, the Company engaged (i) Travellers International Inc. and Marc Hazout to provide the services of executive chairman and president of the Company, (ii) Ike Makrimichalos to provide the services of chief financial officer of the Company, and (iii) Landfill Gas Canada Ltd. and Gerald Hamaliuk to provide the services of chief executive officer of the Company (the counterparties to each Consulting Agreement are referred to as “Consultants”).

Under the Consulting Agreements, each of (i) Travellers International Inc. together with Marc Hazout and (ii) Landfill Gas Canada Inc. together with Gerald Hamaliuk is entitled to fees of $5,000 (CAD) per month and Ike Makrimichalos is entitled to fees of $4,000 (CAD) per month. In addition, the Company agreed, subject to approval of the Company’s chief executive officer and the Board, to grant the Consultants under each Consulting Agreement 500,000 common shares of the Company. The Company has also agreed to reimburse each consultant for certain out-of-pocket expenses incurred by the Consultant.

Each Consulting Agreement has a term of one year and provides that, if the Company terminates the Consulting Agreement the Consultant is entitled to be paid six months’ compensation as well as any bonus compensation owing. Upon Constructive Discharge (as defined in the Consulting Agreements) and subject to certain notification requirements and the Company’s opportunity to cure the Constructive Discharge, the Consultant is entitled to six months’ compensation as well as any bonus compensation owing. The three consulting agreements have been renewed on a month to month basis under the same terms and conditions.

Stock Option Plan

The Board has adopted a stock option plan (the “Plan”) to encourage common share ownership in the Company by directors, officers, employees and consultants of the Company. Under the Plan, the total number of common shares that are reserved and set aside for issuance under the Plan and pursuant to any other management options outstanding may not exceed 10% of the number of issued and outstanding common shares at the date of the grant, and the number of shares reserved for issuance to any one person may not exceed 5% of the number of issued and outstanding common shares at the date of the grant.

Under the Plan, options may be granted only to directors, officers, employees and consultants of the Company or its affiliates or to a personal holding company of such an optionee, and options are non-assignable. At the time that a grant of options is approved, the Board shall fix the exercise price of such options at a price that is not lower than the fair market value of the common shares at the time of the grant. Full payment of the exercise price must be made upon the exercise of the options.

Options granted under the Plan shall have a term of no longer than five years. As of the date of this Circular, no options have been granted under the Plan.

Director Compensation Policy

The Company does not currently have a director compensation policy, but, during the nine months ended September 30, 2015, the founding directors were compensated for services rendered through the issuance of 6,000,000 common shares of the Company.

Related Party Transactions

During the year ended December 31, 2014, the Company incurred $14,959 ($16,677 CAD) (2013-$11,652; $12,000 CAD) in management fees paid to Travellers International Inc. (“Travellers”), an Ontario company controlled by a director and president of the Company and $4,050 ($4,677 CAD) (2013-$nil) in management fees paid to Landfill Gas Canada Ltd. (“LFGC”), an Ontario company controlled by a director and Chief Executive Officer (”CEO”) of the Company. The balance of the management fees, in the amount of $3,241 ($3,742 CAD) (2013-$nil), were paid to the Company’s Chief Financial Officer.

During the year, the Company incurred $2,430 ($2,806 CAD) (2013-$nil) in rent paid to a company controlled by a director and president.

During the nine month period ended September 30, 2015, the Company incurred $35,721 ($45,000 CAD) (September 30, 2014-$8,227; $9,000 CAD) in management fees paid to Travellers, an Ontario company controlled by a director and president of the Company and $35,721 ($45,000 CAD) (September 30, 2014-$nil) in management fees paid to LFGC, an Ontario company controlled by a director and chief executive officer of the Company. The balance of the management fees, in the amount of $28,577 ($36,000 CAD) (September 30, 2014-$nil), were paid to the Company’s chief financial officer.

During the nine month period ended September 30, 2015, the Company incurred $21,433 ($27,000 CAD) (September 30, 2014-$nil) in rent paid to a company controlled by a director and president. Included in prepaid expenses and deposit, is a rental deposit of $2,248 ($3,000 CAD) (December 31, 2014-$2,586; $3,000 CAD).

During the nine month period ended September 30, 2015, the Company issued 8,000,000 common shares to certain directors and officers for services provided, determined to be $800,000. These amounts are disclosed as stock-based compensation in the interim condensed statements of operations and comprehensive loss.

As at September 30, 2015 $11,087 (December 31, 2014-$6,571), remains outstanding to a director and officer (CEO).

These transactions were in the normal course of operations and have been recorded at the exchange amounts which the parties believe to be fair value.

Beneficial Ownership

The following table sets forth certain information regarding beneficial ownership of SusGlobal Energy Corp’s securities as of January 18, 2016:

•	by each person who is known by us to beneficially own more than 5% of our securities;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

		Amount And
		Nature Of	Approximate
		Beneficial	Percent of
Title Of Class	Name And Address Of Beneficial Owner (1)	Ownership (2)	Class (%)
Common	Marc Hazout	7,920,000	24.94%
Common	Ike Makrimichalos	500,000	1.57%
Common	Gerald Hamaliuk	3,300,000	10.39%
Common	Vincent Ramoutar	2,000,000	6.30%
Common	All officers and directors as a group (4 persons)	13,720,000	43.20%

(1)	Except as noted above, the address for the above identified officers and directors of the Company is c/o 200 Davenport Road, Toronto, ON, Canada M5R 1J2.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns.

The above-referenced table is based on 31,759,346 issued and outstanding shares of common stock on January 18, 2016.

Description of Capital Stock; Comparison of Rights

The following description of the SusGlobal Energy Delaware capital stock (common and preferred) reflects our capital stock as it will exist from and after the Effective Time, as governed by our new certificate of incorporation and bylaws and by Delaware law. We also identify the material differences between the rights of shareholders of SusGlobal Energy Canada and SusGlobal Energy Delaware. These descriptions are a summary only.

General

We are currently an Ontario company incorporated under the laws of Ontario. We were incorporated on October 7, 2014.

Authorized Share Capital

Until the Effective Date, we will not have any Delaware Capital Stock and will not exist as a Delaware entity. Upon the effectiveness of the Domestication, SusGlobal Delaware’s authorized capital stock will consist of 150,000,000 shares of common stock par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $.0001 per share.

Common Stock

Voting. Each holder of SusGlobal Energy Delaware common stock will generally be entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of stockholders of SusGlobal Energy Delaware. Except as otherwise required by law, holders of common stock (as well as holders of any preferred stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There will be no cumulative voting rights with respect to the election of directors or any other matters.

Dividends and distributions. Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of SusGlobal Energy Delaware then outstanding, the holders of SusGlobal Energy Delaware common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by its Board of Directors, from legally available funds.

Liquidation, dissolution or winding up. Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of SusGlobal Energy Delaware then outstanding, in the event of the liquidation, dissolution or winding-up of SusGlobal Energy Delaware, holders of its common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets available for distribution after payment or reasonable provision for the payment of all creditors.

Other provisions. There will be no redemption provisions or sinking fund provisions applicable to the common stock of SusGlobal Energy Delaware.

The rights, preferences, and privileges of the holders of the SusGlobal Energy Delaware common stock will be subject to, and may be adversely affected by, the rights, preferences and privileges of the holders of any series of preferred stock of SusGlobal Energy Delaware.

Shares Reserved For Future Issuances

We do not have any outstanding warrants or options.

Preferred Stock

Under the New SusGlobal Delaware certificate of incorporation, our Board of Directors will be authorized by resolution to create and issue one or more series of preferred stock of SusGlobal Energy Delaware, and, with respect to each series, to determine the number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. Our Board of Directors may therefore create and issue one or more series of preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects. Before SusGlobal Energy Delaware may issue any series of preferred stock, its Board of Directors will be required to adopt resolutions creating and designating such series of preferred stock.

Delaware Anti-Takeover Laws and the New SusGlobal Energy Delaware Certificate of Incorporation and bylaws The SusGlobal Energy Delaware certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring SusGlobal Energy Delaware, even if the acquisition would be beneficial to its stockholders. The Board of Directors of SusGlobal Energy Delaware have the authority to fix the rights, powers and preferences of shares of one or more series of preferred stock of SusGlobal Energy Delaware and to issue such shares without a stockholder vote.

     SusGlobal Energy Delaware is subject to Section 203 of the DGCL. Section 203 prohibits SusGlobal Energy Delaware from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	prior to such time, the corporation’s Board of Directors approve either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at or after the person becomes an interested stockholder, the business combination is approved by the corporation’s Board of Directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management of SusGlobal Energy Delaware.

Indemnification

Section 145 of the Delaware General Corporation Law, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the Delaware Law, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company pursuant to such provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Securities Act Restrictions On Resale Of SusGlobal Energy Delaware Common Stock

As of the effective date of the Registration Statement that this prospectus forms a part of, the outstanding shares of common stock of SusGlobal Energy Delaware will have been registered under the Securities Act, and holders of shares of such stock who are not affiliates of the Company may freely resell their stock under the Securities Act. Holders of such shares of such stock who are affiliates of the Company, however, will not be permitted to resell their shares unless an exemption from registration under the Securities Act, such as Rule 144 thereunder, is available. In general, Rule 144 will permit an affiliate of the Company to resell shares of stock received in connection with the Domestication only if certain requirements are met. Among other things, the affiliate of the Company may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class (or, solely in the case of the common stock, the average weekly trading volume of the stock on any exchange or quotations service that the common stock may be listed or quoted on during the four calendar weeks preceding the filing of the notice referenced below, if greater). In addition, all such resales must be made in unsolicited brokers’ transactions, the Company must have filed all periodic reports it was required to file under the Exchange Act within the year preceding the resale and (depending on the amount being resold), the affiliate of the Company must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of the Company is any person who controls, is controlled by or is under common control with the Company.

Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of SusGlobal Energy Delaware as a result of Domestication. The business, capitalization, assets, liabilities and financial statements of SusGlobal Global Energy Delaware immediately following the Domestication will be the same as those of SusGlobal Energy Canada immediately prior to thereto.

Validity of the Capital Stock

The validity of the shares common stock of SusGlobal Energy Delaware into which the outstanding common shares of SusGlobal Energy Canada will be converted in connection with the Domestication will be passed upon for SusGlobal Energy Delaware by Sichenzia Ross Friedman Ference LLP.

Experts

The financial statements of SusGlobal Energy Canada as of December 31, 2014 and 2013 included in this prospectus have been so included in reliance on the report of SF Partnership, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act with respect to the Domestication. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us, and the Domestication, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)

FINANCIAL STATEMENTS
(Unaudited)
Three and Nine-Month Periods ended September 30, 2015 and 2014

(Expressed in United States Dollars)

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
September 30, 2015 and December 31, 2014
(unaudited)

Table of contents

Interim condensed balance sheets	2

Interim condensed statements of operations and comprehensive loss	3

Interim condensed statements of changes in stockholders’ deficiency	4

Interim condensed statements of cash flows	5

Notes to the interim condensed financial statements	6--11

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Interim Condensed Balance Sheets
As at September 30, 2015 and December 31, 2014
(unaudited)

	September 30, 2015	December 31, 2014

ASSETS
Current Assets
Cash	$-	$39,213
Term deposit (note 9)	74,930	-
Harmonized sales taxes receivable	4,481	16,488
Prepaid expenses and deposit (notes 10 and 12)	9,741	5,508
Total Current Assets	$89,156	$61,209

Intangible Asset (note 7)	$1,920	$-

Capital Assets, net (note 8)	1,630	-
Total Assets	$92,702	$61,209

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Bank indebtedness	$86,810	$-
Accounts payable	43,663	53,192
Accrued liabilities	91,347	27,583
Loan payable (note 9)	74,930	-
Due to related party (note 10)	11,087	6,571
Total Liabilities	$307,837	$87,346

Stockholders’ Deficiency

Common stock, unlimited number of common stock authorized without par value, 30,546,676 (2014 - 18,056,676) shares issued and outstanding (note 11)	$1,548,334	$577,074
Subscriptions payable for shares yet to be issued	-	21,390
Accumulated deficit	(1,771,755)	(617,232)
Comprehensive income (loss)	8,286	(7,369)
Stockholders’ deficiency	$(215,135)	$(26,137)
Total Liabilities and Stockholders’ Deficiency	$92,702	$61,209

Going concern (note 3)
Commitments (note 12)

The accompanying notes are an integral part of these interim condensed financial statements.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Interim Condensed Statements of Operations and Comprehensive Loss
For the three and nine-month periods ended September 30, 2015 and 2014
(unaudited)

	For the three-month periods		For the nine-month periods
	ended		ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014

Operating expenses

Stock-based compensation (note 10)	$-	$-	$800,000	$-
Management fees (note 10)	32,009	2,756	100,019	8,227
Professional fees	97,694	-	183,926	456
Office and administration	20,251	-	64,928	-
Filing fees	1,263	858	5,650	2,558
Total operating expenses	151,217	3,614	1,154,523	11,241

Net loss	(151,217)	(3,614)	(1,154,523)	(11,241)
Other comprehensive income
Foreign exchange income	9,668	10,968	15,655	11,467

Comprehensive loss (income)	$(141,549)	$(7,354)	$(1,138,868)	$226

Net loss per share-basic and diluted	$(0.00)	$(0.00)	$(0.04)	$(0.00)

Weighted average number of common shares outstanding-basic and diluted	28,546,676	17,406,676	27,004,368	17,406,676

The accompanying notes are an integral part of these interim condensed financial statements.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Interim Condensed Statements of Changes in Stockholders’ Deficiency
For the nine-month period ended September 30, 2015 and year ended December 31, 2014
(unaudited)

	Number of	Common	Share	Accumulated	Comprehensive	Stockholders’
	Shares	Shares	Subscriptions	Deficit	Income (Loss)	Deficiency
			Payable

Balance – December 31,2013	17,406,676	$356,676	$-	$(556,555)	$(22,887)	$(222,766)

Shares eliminated on amalgamation	(17,406,676)	-	-	-	-	-

Shares issued for exchange of Commandcredit common shares	17,406,676	-	-	-	-	-

Shares issued on amalgamation	650,000	220,398	-	-	-	220,398

Subscription proceeds for shares yet to be issued	-	-	21,390	-	-	21,390

Other comprehensive loss	-	-	-	-	15,518	15,518

Net loss, 2014	-	-	-	(60,677)	-	(60,677)

Balance – December 31, 2014	18,056,676	$577,074	$21,390	$(617,232)	$(7,369)	$(26,137)

Shares issued to directors and officers	8,000,000	800,000	-	-	-	800,000

Shares issued on private placement, net of issued costs	3,970,000	119,260	(21,390)	-	-	97,870

Shares issued as compensation for private placement	500,000	50,000	-	-	-	50,000

Shares issued for consulting services	20,000	2,000	-	-	-	2,000

Other comprehensive loss	-	-	-	-	15,655	15,655

Net loss, 2015	-	-	-	(1,154,523)	-	(1,154,523)

Balance – September 30, 2015	30,546,676	$1,548,334	$-	$(1,771,755)	$8,286	$(215,135)

The accompanying notes are an integral part of these interim condensed financial statements.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Interim Condensed Statements of Cash Flows
For the nine-month period ended September 30, 2015 and 2014
(unaudited)

	September 30, 2015	September 30, 2014

Cash flows from operating activities

Net loss	$(1,154,523)	$(11,241)
Adjustments for:
Depreciation	326	-
Amortization of intangible asset	80	-
Stock-based compensation	800,000	-
Changes in non-cash working capital Harmonized sales taxes receivable	12,007	-
Prepaid expenses and deposit	(4,233)	-
Accounts payable	(9,529)	(1,540)
Accrued liabilities	63,764	2,925
Net cash used in operating activities	(292,108)	(9,856)

Cash flows from investing activities

Investment in term deposit	(74,930)
Acquisition of capital assets	(1,956)	-
Net cash used in investing activities	76,886	-

Cash flows from financing activities

Bank indebtedness	$86,810	$-
Advances from loan payable	74,930	-
Private placement proceeds (net of share issue costs)	147,870	-
Due to related party	4,516	(1,611)
Net cash provided by (used in) financing activities	314,126	(1,611)

Effect of exchange rate on cash	15,655	11,467
Decrease in cash	(39,213)	-
Cash-beginning of period	39,213	-
Cash-end of period	$-	$-

The accompanying notes are an integral part of these interim condensed financial statements.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Notes to the Interim Condensed Financial Statements
September 30, 2015 and December 31, 2014
(unaudited)

1. Description of Business

SusGlobal Energy Corp. (the “Company” or “SusGlobal”), was formed by articles of amalgamation on December 2, 2014, in the province of Ontario, Canada and its executive office is in Toronto, Ontario, Canada. SusGlobal Energy Corp., a company in the start-up stages and Commandcredit Corp. (“Commandcredit”), an inactive Canadian public shell company, amalgamated to continue business under the name of SusGlobal Energy Corp. Refer to note 6, Amalgamation, for additional details of this capital transaction.

The Company is a renewable energy company focused on acquiring, developing and monetizing a global portfolio of proprietary technologies in the waste to energy application.

The accompanying interim condensed financial statements of the Company have been prepared following generally accepted accounting principles in the United States (“US GAAP”), and are expressed in United States funds. In the opinion of management, all adjustments necessary for a fair presentation have been included.

2. Significant Accounting Policies

These interim condensed financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2014.

During the nine months ended September 30, 2015, the Company adopted the following new accounting policies:

Capital Assets

Capital assets are stated at cost. Equipment awaiting installation on site is not depreciated until it is commissioned. Depreciation is based on the estimated useful life of the asset and depreciated annually as follows:

Category	Rate	Method

Computer hardware	3 years	Straight-line

Intangible Asset

Intangible asset, consisting of a technology license, is stated at cost less accumulated amortization and is amortized on a straight-line basis over the useful life, which is 10 years. The Company evaluates the intangible asset for permanent impairment when triggering events are identified.

Impairment of Long Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, long lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

3. Going Concern

The financial statements have been prepared in accordance with US GAAP, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months.

As at September 30, 2015, the Company had a working capital deficit of $218,685 (2014-$26,137), incurred a net loss of $1,154,523 for the nine month period ended September 30, 2015 (September 30, 2014- $11,241) and had an accumulated deficit of $1,771,755

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Notes to the Condensed Interim Financial Statements
September 30, 2015 and December 31, 2014
(unaudited)

3. Going Concern, continued

(December 31, 2014-$617,232) and expects to incur further losses in the development of its business. These factors cast doubt as to the Company’s ability to continue as a going concern, which is dependent upon its ability to obtain the necessary financing to further the development of its business and upon achieving profitable operations. Management believes that the Company will be able to obtain the necessary funding by equity or debt; however, there is no assurance of funding being available or available on acceptable terms. Realization values may be substantially different from carrying values as shown.

These financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the Company was unable to continue as a going concern.

4. Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB or other standard setting bodies and adopted by us as of the specified effective date or possibly early adopted, where permitted.

There were various accounting standards and interpretations issued during the period ended September 30, 2015, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

5. Financial Instruments

The carrying value of cash, term deposit, harmonized sales taxes receivable, bank indebtedness, accounts payable, accrued liabilities and loan payable approximated their fair values as of September 30, 2015 and December 31, 2014 due to their short-term nature.

Interest and Credit Risk

In the opinion of management, the Company is not exposed to significant interest or credit risks arising from its financial instruments.

Liquidity Risk

Liquidity risk is the risk that the Company is unable to meet its obligations as they fall due. The Company takes steps to ensure it has sufficient working capital and available sources of financing to meet future cash requirements for capital programs and operations.

The Company intends to continue to raise funds through the issuance of common shares under a private placement, to ensure it has sufficient access to cash to meet current and foreseeable financial requirements. The Company actively monitors its liquidity to ensure that its cash flows and working capital are adequate to support its financial obligations and the Company’s capital programs.

Currency Risk

The Company realizes a portion of its expenses in Canadian dollars (“CAD”). Consequently, certain assets and liabilities are exposed to foreign currency fluctuations. As at September 30, 2015, $175,707 (December 31, 2014-$31,645) of the Company’s net monetary liabilities were denominated in Canadian dollars. The Company has not entered into any hedging transactions to reduce the exposure to currency risk.

6. Amalgamation

In the prior year, on December 2, 2014, SusGlobal amalgamated with Commandcredit to form a newly amalgamated company, to continue operations under the name of SusGlobal Energy Corp.

On December 2, 2014, at an annual and special meeting of the shareholders of Commandcredit and SusGlobal, the amalgamation of SusGlobal and Commandcredit was approvcd. The amalgamation involved issuances of shares of the amalgamated company on a one for one basis to the shareholders of the existing companies resulting in the shareholders of Commandcredit owning 96.40% of the amalgamated company and SusGlobal owing the remaining 3.60% of the amalgamated company.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Notes to the Interim Condensed Financial Statements
September 30, 2015 and December 31, 2014
(unaudited)

6. Amalgamation, continued

For accounting purposes, this acquisition resulted in the acquisition of control by Commandcredit of the net assets of SusGlobal, consisting primarily of net financial assets. Since the net assets of SusGlobal did not constitute a business, the transaction represents an asset purchase at fair value in consideration of the issuance of shares by the amalgamated company. Accordingly, the comparative financial statements reflect the financial position and results of operations of Commandcredit as the continuing corporation. All intercompany balances were eliminated on amalgamation.

The balance sheets of the two companies immediately before the amalgamation were as follows:

	Commandcredit	SusGlobal

Assets
Cash	$-	$76,481
Harmonized sales taxes receivable	-	4,571
Due from related party	-	129,519
Prepaid expenses and deposit	-	19,576

Total Assets	$-	$230,147

Liabilities and Stockholders’ (Deficiency) Equity
Accounts payable	$59,23	$8,661
Accrued liabilities	2,695	1,088
Due to related parties	159,395	-

Total Liabilities	$221,321	$9,749

Capital stock-net of share issue costs	$356,676.	$60,450
Subscriptions payable	-	199,944
Deficit	(570,530)	(38,464)
Comprehensive loss	(7,467)	(1,532)
Stockholders' (deficiency) equity	(221,321)	220,398

Total Liabilities and Stockholders' (Deficiency) Equity	$-	$230,147

The net assets of SusGlobal acquired by Commandcredit in the amount of $220,398, was completed through the issuance of 650,000 common shares of the amalgamated company.

7. Intangible Asset

	September 30, 2015	December 31,2014

Technology License (net of accumulated amortization of $80)	$1,920	$-

On May 6, 2015, the Company finalized an agreement with Syngas SDN BHD (“Syngas”), a company incorporated under the laws of Malaysia, providing an exclusive license for the Company to use Syngas Intellectual Property within North America for a period of five years from the date of this agreement, for $1 consideration, renewable every five years upon written request. Syngas produces equipment that uses an innovative process to produce liquid transportation fuel from plastic waste material. The Company issued 20,000 common shares of the Company to an introducing party, determined to be $2,000. The technology license is being amortized on a straight-line basis, over a period of 10 years.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Notes to the Interim Condensed Financial Statements
September 30, 2015 and December 31, 2014
(unaudited)

8. Capital Assets, net

		Accumulated	September 30, 2015	December 31, 2014
	Cost	depreciation	Net book value	Net book value

Computer hardware	$1,956	$326	$1,630	$-

9. Loan Payable

During the period, the Company arranged for a short-term non-interest bearing loan, due on demand, in the amount of $74,930 ($100,000 CAD), in order to satisfy the letter of credit requirements of the board of two municipalities in southern Ontario (the “BioGRID”), connection with the Company’s submission of a request for proposal (“RFP”). The Company held the funds in a term deposit, having maturity date of August 19, 2016, with its bank as security for the letter of credit.

10. Related Party Transactions

	September 30,	December 31,
Due to Related Party	2015	2014

Due to a director and officer (CEO), non-interest bearing, due on demand and unsecured.	$11,087	$6,571

During the period, the Company incurred $35,721 ($45,000 CAD) (September 30, 2014-$8,227; $9,000 CAD) in management fees paid to Travellers International Inc. (“Travellers”), an Ontario company controlled by a director and president of the Company and $35,721 ($45,000 CAD) (September 30, 2014-$nil) in management fees paid to Landfill Gas Canada Limited (“LFGC”), an Ontario company controlled by a director and chief executive officer of the Company. The balance of the management fees, in the amount of $28,577 ($36,000 CAD) (September 30, 2014-$nil), were paid to the Company’s chief financial officer.

During the period, the Company incurred $21,433 ($27,000 CAD) (September 30, 2014-$nil) in rent paid to a company controlled by a director and president. Included in prepaid expenses and deposit, is a rental deposit of $2,248 ($3,000 CAD) (December 31, 2014-$2,586; $3,000 CAD).

During the period, the Company issued 8,000,000 common shares of the Company to certain directors and officers for services provided, determined to be $800,000. These amounts are disclosed as stock-based compensation in the interim condensed statements of operations and comprehensive loss.

These transactions were in the normal course of operations and have been recorded at the exchange amounts which the parties believe to be fair value.

11. Capital Stock

At September 30, 2015, the Company had an unlimited number of common shares authorized, without par value and 30,546,676 (December 31, 2014-18,056,676) common shares issued and outstanding.

During the period, the Company raised $147,870 cash on a private placement, net of share issue costs of $11,130. As at (December 31, 2014, $21,390 cash was raised on a share subscription for common shares in connection with a private placement, net of share issue costs of $1,610). In addition, the Company issued 8,000,000 common shares to certain founding officers and directors determined to be $800,000, disclosed as stock-based compensation in the interim condensed statements of operations and comprehensive loss. The Company also issued 20,000 common shares to the introducing party, determined to be $2,000, for the technology license acquired on May 6, 2015, see note 7, Intangible Asset. Further, 500,000 common shares of the Company were issued to two unrelated individuals who assisted in raising capital through the private placement, determined to be $50,000.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Notes to the Interim Condensed Financial Statements
September 30, 2015 and December 31, 2014
(unaudited)

12. Commitments

(a)

On November 1, 2014, the Company entered into a one year premises lease agreement with Haute Inc., an Ontario company controlled by a director and president of the Company, expiring October 31, 2015. The monthly minimum payment is $2,248 ($3,000 CAD). The Company’s last month rental commitment is included in prepaid expenses and deposit on the interim condensed balance sheets. The Company’s monthly rent continued at the same amount through December 2015. Subsequent to September 30, 2015 and effective January 1, 2016, the Company signed a new premises lease agreement with Haute Inc., for a period of one year at a minimum monthly amount of $2,623 ($3,500 CAD). The future minimum commitment under the lease obligations for office premises is as follows:

2016	$30,351
2017	7,869
$38,220

(b)

The Company has one year consulting contracts with each of its three officers, expiring October 31, 2015. The monthly payments for the three officers total $10,490 ($14,000 CAD). The Company extended the consulting contracts, at the same monthly amounts, on a month to month basis. The future commitment under these contracts is as follows:

2016	$31,470

(c)

The Company has a one year consulting contract with an individual for networking, introductory and sales services for the period from September 1, 2015 to August 31, 2016 at $3,747 ($5,000 CAD) per month. The future commitment under this contract is as follows:

2016	$41,217

d)

The Company entered into a consulting agreement with 1892474 Ontario Ltd., in connection with human resources and contractor identification services for the Greater Hamilton Region, in southern Ontario. The consulting agreement is effective from July 1, 2015 to June 30, 2025, payable at $2,997 ($4,000 CAD) per month commencing once revenue has been realized from the services to be provided. In addition, a one-time retainer fee, in the amount of $7,493 ($10,000 CAD), was paid and is included in prepaid expenses and deposit on the interim condensed balance sheets.

13. Segmented Information

The Company uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s management reporting structure provides for only one segment: renewable energy and operates in one country, Canada.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)
Notes to the Interim Condensed Financial Statements
September 30, 2015 and December 31, 2014
(unaudited)

14. Subsequent Events

a)

On November 27, 2015, the BioGRID awarded the Company a 25 year contract upon completion of a partnering agreement. The Company is currently in the process of finalizing the partnering agreement with the BioGRID.

b)

On November 30, 2015, the Company finalized an arrangement with a company to provide various consulting and business advisory services for the period from December 1, 2015 to February 29, 2016, for $22,067 ($30,000 CAD), in exchange for 220,670 common shares of the Company.

c)

On September 4, 2015, the Company finalized a financing agreement with Phoenix Capital Partners Inc. (“Phoenix Capital”), a corporate finance, advisory and facilitation firm headquartered in Toronto, Ontario. Up to $5,619,750 ($7,500,000 CAD) will be made available through a 9% cumulative participating preferred share private placement offering. The financing arrangement includes an 8% selling commission to the selling agent, and, in addition, there is a facilitation fee to Phoenix Capital, consisting of a combination of 2% cash and 6% common shares of the Company. The participants are also eligible for a bonus dividend dependent upon the profitability of the project for which the financing is intended. The financing was dependent on the Company being successful on a recent proposal for the BioGRID, by December 1, 2015. The Company was officially awarded the project on November 27, 2015, subject to finalizing a partnering agreement with the BioGRID. Subsequently, on December 2, 2015, the Company extended its financing agreement with Phoenix Capital to June 30, 2016.

d)	Subsequent to September 30, 2015, the Company repaid the party who provided the loan payable in full, partially through funds provided by Travellers, in the amount of $61,443 ($82,000 CAD).
e)

Subsequent to September 30, 2015, the Company raised additional funds through a private placement for 330,000 common shares of the Company, in the amount of $30,690, net of share issue costs of $2,310.

f)	Subsequent to September 30, 2015, the Company raised $30,000 through a private placement for 300,000 common shares of the Company, issued to LFGC.
g)

Subsequent to September 30, 2015, the Company issued 50,000 common shares of the Company to YVC Management Corp., determined to be $5,000, in connection with a consulting contract signed August 19, 2015, for financing and shareholder identification services for the period from August 19, 2015to December 19, 2015.

h)	Subsequent to September 30, 2015, the Company issued a total of 100,000 common shares of the Company, determined to be $10,000, to a director.
i)

On December 14, 2015, SusGlobal Energy Canada Corp. was incorporated as a wholly-owned subsidiary of the Company for one common share at an issue price of $1. Subsequently, on December 15, 2015, SusGlobal Energy Canada I Ltd. was incorporated as a wholly-owned subsidiary of SusGlobal Energy Canada Corp., for one common share at an issue price of $1.

SusGlobal Energy Corp.
(formerly Commandcredit Corp.)

FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Expressed in United States Dollars)

SusGlobal Energy Corp.
December 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of
SusGlobal Energy Corp.

We have audited the accompanying balance sheets of SugGlobal Energy Corp. (the “Company”) as of December 31, 2014 and 2013, and the statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SusGlobal Energy Corp. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced operating losses since inception and expects to incur further losses in the development of its business. These conditions, along with other matters as set forth in Note 2, indicate the existence of a material uncertainty that may cast significant doubt about SusGlobal Energy Corp’s ability to continue as a going concern. Realization values may be substantially different from carrying values as shown. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Toronto, Canada	LICENSED PUBLIC ACCOUNTANTS
May 27, 2015

SusGlobal Energy Corp.
Balance Sheets
As at December 31, 2014 and 2013

	December 31, 2014	December 31, 2013

ASSETS
Current Assets
Cash	$39,213	$-
Harmonized sales taxes receivable	16,488	-
Prepaid expenses and deposit (note 7)	5,508	-
Total Assets	$61,209	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable	$53,192	$80,270
Accrued liabilities	27,583	110,474
Due to related parties (note 7)	6,571	32,022
Total Liabilities	$87,346	$222,766

Capital stock

Common stock, unlimited number of common stock authorized without par value, 18,056,676 (2013 - 17,406,676) shares issued and outstanding (note 8)	$577,074	$356,676
Subscriptions payable for shares yet to be issued (notes 8 and 12(a))	21,390	-
Accumulated deficit	(617,232)	(556,555)
Comprehensive loss	(7,369)	(22,887)
Stockholders’ deficit	(26,137)	(222,766)
Total Liabilities and Stockholders’ Deficiency	$61,209	$-

Going concern (note 2)
Commitments (note 10)

The accompanying notes are an integral part of these financial statements.

SusGlobal Energy Corp.
Statements of Operations and Comprehensive Loss
For the Years ended December 31, 2014 and 2013

	2014	2013

Operating expenses

Professional fees	$23,822	$1,722
Management fees (note 7)	22,250	11,652
Office and administration (note 7)	8,662	-
Filing fees	5,943	3,621
Total operating expenses	60,677	16,995

Loss before income taxes	(60,677)	(16,995)
Provision for income taxes (note 9)	-	-
Net loss	(60,677)	(16,995)
Other comprehensive loss
Foreign exchange loss	15,518	14,779

Comprehensive loss	$(45,159)	$(2,216)

Net loss per share-basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding-basic and diluted	17,458,320	17,406,676

The accompanying notes are an integral part of these financial statements.

SusGlobal Energy Corp.
Statements of Changes in Stockholders’ Deficit
For the Years ended December 31, 2014 and 2013

	Number of	Common	Share	Accumulated	Comprehensive	Stockholders’ Deficit
	Shares	Shares	Subscriptions	Deficit	Loss
			Payable

Balance – December 31,2012	17,406,676	$356,676	$-	$(539,560)	$(37,666)	$(220,550)

Other comprehensive loss	-	-	-	-	14,779	14,779
Net loss	-	-	-	(16,995)	-	(16,995)

Balance – December 31, 2013	17,406,676	356,676	-	(556,555)	(22,887)	(222,766)

Shares eliminated on amalgamation	(17,406,676)	-	-	-	-	-

Shares issued for exchange of Commandcredit common shares	17,406,676	-	-	-	-	-

Shares issued on amalgamation	650,000	220,398	-	-	-	220,398

Subscription proceeds for shares yet to be issued	-	-	21,390	-	-	21,390

Other comprehensive loss	-	-	-	-	15,518	15,518
Net loss	-	-	-	(60,677)	-	(60,677)

Balance – December 31, 2014	18,056,676	$577,074	$21,390	$(617,232)	$(7,369)	$(26,137)

The accompanying notes are an integral part of these financial statements.

SusGlobal Energy Corp.
Statements of Cash Flows
For the Years ended December 31, 2014 and 2013

	December 31, 2014	December 31, 2013

Cash flows from operating activities

Net loss	$(60,677)	$(16,995)
Changes in non-cash working capital
Net assets acquired on amalgamation (note 6)	220,398	-
Harmonized sales taxes receivable	(16,488)	-
Prepaid expenses and deposit	(5,508)	-
Accounts payable	(27,078)	(512)
Accrued liabilities	(82,891)	4,939
Net cash used in operating activities	27,756	(12,568)

Cash flows from financing activities

Subscription proceeds for shares yet to be issued	21,390	-
Due to related party	(25,451)	(2,211)
Net cash provided by financing activities	(4,061)	(2,211)

Effect of exchange rate on cash	15,518	14,779
Increase in cash	39,213	-
Cash-beginning of year	-	-
Cash-end of year	$39,213	$-

The accompanying notes are an integral part of these financial statements.

SusGlobal Energy Corp.
Notes to the Financial Statements
December 31, 2014 and 2013

1. Description of Business

SusGlobal Energy Corp. (the “Company” or “SusGlobal”), was formed by articles of amalgamation on December 2, 2014, in the province of Ontario, Canada and its executive office is in Toronto, Ontario, Canada. SusGlobal Energy Corp., a company in the start-up stages and Commandcredit Corp. (“Commandcredit”), an inactive Canadian public shell company, amalgamated to continue business under the name of SusGlobal Energy Corp. Refer to note 6, Amalgamation, for additional details of this capital transaction.

The Company is a renewable energy company focused on acquiring, developing and monetizing a global portfolio of proprietary technologies in the waste to energy application.

2. Going Concern

The financial statements have been prepared in accordance with US GAAP, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months.

As at December 31, 2014, the Company had a working capital deficit of $26,137 (2013-$222,766), incurred a net loss of $60,677 for the year ended December 31, 2014 (2013-$16,995) and had an accumulated deficit of $617,232 (2013-$556,555) and expects to incur further losses in the development of its business. These factors cast doubt as to the Company’s ability to continue as a going concern, which is dependent upon its ability to obtain the necessary financing to further the development of its business and upon achieving profitable operations. Management believes that the Company will be able to obtain the necessary funding by equity or debt; however, there is no assurance of funding being available or available on acceptable terms. Realization values may be substantially different from carrying values as shown.

These financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the Company was unable to continue as a going concern.

3. Summary of Significant Accounting Policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and are expressed in United States dollars.

a) Use of estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. The Company regularly evaluates estimates and assumptions related to accruals and to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Actual results could differ from these estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become available.

SusGlobal Energy Corp.
Notes to the Financial Statements
December 31, 2014 and 2013

3. Summary of Significant Accounting Policies, continued

b) Cash and cash equivalents

Cash and cash equivalents consist of deposits held in financial institutions and liquid investments with original maturities of three months or less at the time of purchase.

c) Financial instruments

The Company classifies all financial instruments as held-for-trading, loans and receivables, or other financial liabilities. Loans and receivables and other financial liabilities are measured at amortized cost. Instruments classified as held for trading are measured at fair value with unrealized gains and losses recognized in the statement of operations and comprehensive loss. Debt transaction costs are allocated to the related debt and amortized over the life of the loan using the effective interest method. Equity transaction costs are recorded in equity. The Company has designated its cash as held for trading; accounts payable and accrued liabilities are classified as other liabilities; and harmonized sales taxes receivable is classified as loans and receivables.

d) Fair value of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.
•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company uses the following methods and significant assumptions to estimate fair values:

The fair value of cash is measured using Level 1 inputs.

e) Income taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board “FASB” ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recorded for differences between the accounting and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or receivable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

f) Loss per share

Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding plus potentially dilutive securities outstanding for each period. The Company does not have any potentially dilutive securities.

SusGlobal Energy Corp.
Notes to the Financial Statements
December 31, 2014 and 2013

3. Summary of Significant Accounting Policies, continued

g) Stock-based compensation

From time to time the Company grants options and/or warrants to management, directors, employees and consultants. The Company recognizes compensation expense at fair value. Under this method, the fair value of each warrant is estimated on the date of the grant and amortized over the vesting period, with the resulting amortization credited to accumulated paid in capital. The fair value of each grant is determined using the Black-Scholes option-pricing model. Consideration paid upon the exercise of stock options and/or warrants is recorded in equity as share capital.

h) Comprehensive Loss

The Company accounts for comprehensive loss in accordance with FASB ASC 220, “Comprehensive Income,” which establishes standards for reporting and presentation of comprehensive loss and its components. Comprehensive loss is presented in the statements of stockholders’ deficit, and consists of the net loss and foreign currency translation adjustments.

i) Foreign currency translation

The Company accounts for foreign currency translation pursuant to FASB ASC 830, “Foreign Currency Matters”. The Company’s functional currency is the United States dollar. For operations in Canada, the local currency is the functional currency. All assets and liabilities denominated in Canadian dollars are translated into United States dollars using the current exchange rate. Revenues and expenses are translated using average exchange rates during the period. Foreign exchange gains or losses are included in other comprehensive loss for the period.

4. Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB or other standard setting bodies and adopted by us as of the specified effective date or possibly early adopted, where permitted. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities-Elimination of Certain Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation” or ASU 2014-10, which eliminates the definition of a development stage entity, the development stage presentation and disclosure requirements under ASC 915, “Development Stage Entities”, and amends provisions of existing variable interest guidance under ASC 810, “Consolidation”.

As a result of the changes, the financial statements of entities which meet the former definition of development stage entity will no longer: (1) present inception-to-date information in the statements of income, cash flows and stockholders’ deficit, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. Furthermore, ASU 2014-10 clarifies disclosures about risks and uncertainties under ASC Topic 275, “Risks and Uncertainties” that apply to companies that have not commenced planned principal activities. Financially, variable interest entity rules no longer contain an exception for development stage entities and, as a result, development stage entities will have to be evaluated for consolidation in the same manner as non-development stage entities. These changes are effective for annual reporting periods beginning after December 15, 2014 and interim periods therein for public companies. Early adoption is permitted for any annual reporting period or interim period for which the entity’s financial statements have not been issued (public business entities) or made available for issuance (other entities). The Company has elected to early adopt.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” or ASU 2014-15, amending FASB Accounting Standards Subtopic 205-40 to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures.

SusGlobal Energy Corp.
Notes to the Financial Statements
December 31, 2014 and 2013

4. Recent Accounting Pronouncements, continued

Specifically, the amendments (1) provide a definition of the term “substantial doubt”, (2) require an evaluation every reporting period, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that financial statements are issued. These changes are effective for fiscal years ending after December 15, 2016, and for annual periods and interim periods thereafter, and early adoption is permitted. The Company has elected not to early adopt and is currently evaluating the impact of adopting ASU 2014-15, but does not expect there to be any material impact on its financial position, results of operations or cash flows.

5. Financial Instruments

The carrying value of harmonized sales taxes receivable, accounts payable and accrued liabilities approximated their fair values as of December 31, 2014 due to their short-term nature.

Interest and Credit Risk

In the opinion of management, the Company is not exposed to significant interest or credit risks arising from its financial instruments.

Currency Risk

While the reporting currency is the United States dollar, all of the Company’s expenses are denominated in Canadian dollars. In addition, at December 31, 2014, all of the Company’s monetary liabilities were denominated in Canadian dollars. The Company has not entered into any hedging transactions to reduce the exposure to currency risk.

SusGlobal Energy Corp.
Notes to the Financial Statements
December 31, 2014 and 2013

6. Amalgamation

On December 2, 2014, SusGlobal amalgamated with Commandcredit to form a newly amalgamated company, to continue operations under the name of SusGlobal Energy Corp.

On December 2, 2014, at an annual and special meeting of the shareholders of Commandcredit and SusGlobal, the amalgamation of SusGlobal and Commandcredit was approvcd. The amalgamation involved issuances of shares of the amalgamated company on a one for one basis to the shareholders of the existing companies resulting in the shareholders of Commandcredit owning 96.40% of the amalgamated company and SusGlobal owing the remaining 3.60% of the amalgamated company.

For accounting purposes, this acquisition resulted in the acquisition of control by Commandcredit of the net assets of SusGlobal, consisting primarily of net financial assets. Since the net assets of SusGlobal did not constitute a business, the transaction represents an asset purchase at fair value in consideration of the issuance of shares by the amalgamated company. Accordingly, the comparative financial statements reflect the financial position and results of operations of Commandcredit as the continuing corporation. All intercompany balances were eliminated on amalgamation.

The balance sheets of the two companies immediately before the amalgamation were as follows:

	Commandcredit	SusGlobal

Assets
Cash	$–	$76,481
Harmonized sales taxes receivable	–	4,571
Due from related party	–	129,519
Prepaid expenses and deposit	–	19,576

Total Assets	$–	$230,147

Liabilities and Stockholders’ (Deficiency) Equity
Accounts payable	$59,231	$8,661
Accrued liabilities	2,695	1,088
Due to related parties	159,395	–

Total Liabilities	$221,321	$9,749

Capital stock–net of share issue costs	$356,676	$60,450
Subscriptions payable	–	199,944
Deficit	(570,530)	(38,464)
Comprehensive loss	(7,467)	(1,532)
Stockholders' (deficiency) equity	(221,321)	220,398

Total Liabilities and Stockholders' (Deficiency) Equity	$–	$230,147

The net assets of SusGlobal acquired by Commandcredit in the amount of $220,398, was completed through the issuance of 650,000 common shares of the amalgamated company.

SusGlobal Energy Corp.
Notes to the Financial Statements
December 31, 2014 and 2013

7. Related Party Transactions

Due to Related Parties	2014	2013

Due to Travellers International Inc. (“Travellers”), non-interest bearing, due on demand and unsecured.	$-	$32,022

Due to a director and officer, non-interest bearing, due on demand and unsecured.	6,571	-
	$6,571	$32,022

During the year, the Company incurred $14,959 ($16,677 CAD) (2013-$11,652; $12,000 CAD) in management fees paid to Travellers, an Ontario company controlled by a director and president of the Company and $4,050 ($4,677 CAD) (2013-$nil) in management fees paid to Landfill Gas Canada Ltd. (“LFGC”), an Ontario company controlled by a director and Chief Executive Officer (”CEO”) of the Company. The balance of the management fees, in the amount of $3,241 ($3,742 CAD) (2013-$nil), were paid to the Company’s Chief Financial Officer.

During the year, the Company incurred $2,430 ($2,806 CAD) (2013-$nil) in rent paid to a company controlled by a director and president. Included in prepaid expenses and deposit, is a rental deposit of $2,586 ($3,000 CAD).

These transactions were in the normal course of operations and have been recorded at the exchange amounts which the parties believe to be fair value.

8. Capital Stock

The Company has an unlimited number of common shares authorized, without par value and on December 31, 2014, 18,056,676 (2013-17,406,676) issued and outstanding.

During the year, the Company raised $21,390 (2013-$nil) cash, on a share subscription for common shares. The share subscription was delivered to the transfer agent after the holiday season and the common shares were issued on January 29, 2015. In addition, on the amalgamation, a total of 18,056,676 common shares of the Company were issued.

9. Income Taxes

The Company’s income tax provision has been calculated as follows:

	2014	2013

Loss before income taxes	$(60,677)	$(16,995)
Deferred: Expected tax income tax recovery at the combined average statutory rates of 26.5% (2013 26.5%)	(16,079)	(4,504)
Change in valuation allowance	16,079	4,504
Provision for income taxes	$–	$–
The following summarizes the principal temporary differences and related future tax:
Losses carried forward	$212,447	$159,662
Valuation allowance	(212,447).	(159,662)

Deferred income tax asset	$–	$–

SusGlobal Energy Corp.
Notes to the Financial Statements
December 31, 2014 and 2013

9. Income Taxes, continued

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company computes tax asset benefits for net operating losses carried forward. During the year, certain losses carried forward from 2005, in the amount of $7,892, expired.

In addition, the Company has capital losses carried forward totaling $120,679. These capital losses can be carried forward indefinitely and can be used only against capital gains.

10. Commitments

(a)

On November 1, 2014, the Company entered into a one year lease agreement with Haute Inc., an Ontario company controlled by a director and officer of the Company, expiring October 31, 2015. The monthly minimum payment is $2,586 ($3,000 CAD). The future minimum commitment under the lease obligations for office premises is as follows:

2015	$25,860

(b)

The Company has one year consulting contracts with each of its three officers, expiring October 31, 2015. The monthly payments for the three officers total $12,068 ($14,000 CAD). The future commitment under these contracts is as follows:

2015	$120,680

11. Segmented Information

The Company uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s management reporting structure provides for only one segment: renewable energy and operates in one country, Canada.

12. Subsequent Events
a)

Subsequent to the year-end, the Company issued 3,970,000 common shares of the Company through a private placement raising a total of $397,000. $238,000 of this total was received in 2014 and the balance, $159,000, was received subsequent to the year end. The funds raised were subject to a 7% fee for raising the capital. In addition, 8,000,000 common shares of the Company were issued to the directors and officers of the Company and certain individuals who assisted in raising capital.

b)

On March 27, 2015, LFGC assigned certain rights and obligations it held under a brokerage agreement, for developing projects in Canada. As consideration for this assignment, LFGC received 500,000 common shares of the Company.

c)

On April 17, 2015, the Company finalized a financing arrangement with a corporate finance, advisory and facilitation firm headquartered in Toronto, Ontario for assistance in accessing up to $15,000,000 in funds. The financing arrangement includes a fee of 8% of the gross amount payable in cash and 8% of the gross amount payable in preferred shares issued, once authorized.

d)

On May 6, 2015, the Company finalized an agreement with Syngas SDN BHD (“Syngas”), a company incorporated under the laws of Malaysia, providing an exclusive license for the Company to use the Syngas Intellectual Property within North America for a period of five years from the date of this agreement. Syngas produces equipment that uses an innovative process to produce liquid transportation fuel from plastic waste material. In exchange, the Company issued 20,000 common shares of the Company to an introducing party.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number	Description

3.1	Form of Certificate of Incorporation of SusGlobal Energy Corp. **

3.2	Form of Bylaws of SusGlobal Energy Corp. **

4.1	Specimen Common Stock certificate.**

5.1	Form of Opinion of Sichenzia Ross Friedman Ference LLP **

10.1	SusGlobal Stock Option Plan

10.2	Executive Chairman Consulting Agreement between SusGlobal Energy corp., Travellers International Inc. and Marc Hazout

10.3	CEO Consulting Agreement SusGlobal energy Corp., Landfill Gas Canada LTD and Gerald Hamaliuk

10.4	CFO Consulting Agreement between SusGlobal Energy Corp. and Ike Makrimichalos

10.5	Financing Agreement with Phoenix Capital Partners Inc. dated December 2, 2015

10.6	Memorandum of Agreement between Syngas SDN BHD and SusGlobal Energy Corp. **

21.1	Subsidiaries of the Registrant

23.1	Consent of SF Partnership

23.3	Consent of Sichenzia Ross Friedman Ference LLP (form contained in Exhibit 5.1).

24.1	Powers of Attorney (included in signature pages hereto).

** To be filed by amendment

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (4)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6)      The undersigned registrant hereby undertakes to supply, by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, if a primary offering of securities of the undersigned registrant is deemed to occur pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, and if the securities are deemed to be offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario on January 27, 2016.

SUSGLOBAL ENERGY CORP.

By: /s/ Gerald Hamaliuk
Name: Gerald Hamaliuk
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant hereby constitutes and appoints Gerald Hamaliuk and Marc Hazout, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and including any filings pursuant to Rule 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald Hamaliuk	Chief Executive Officer (principal	January 27, 2016
Gerald Hamaliuk	executive officer) and Director Board

/s/ Ike Makrimichalos	Chief Financial Officer and Secretary	January 27, 2016
Ike Makrimichalos	(principal financial and accounting officer)

/s/ Marc Hazout	President and Chairman	January 27, 2016
Marc Hazout

/s/ Vincent Ramoutar	Director	January 27, 2016
Vincent Ramoutar